Exhibit 10.8
Execution Version
SECOND AMENDED AND RESTATED
LOAN AND SECURITY AGREEMENT
     THIS SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT (together with any schedule, annex, or exhibit attached hereto, as the same may be amended, restated, or otherwise modified from time to time, this “Agreement”) is entered into as of April 20, 2009 (the “Second Amended and Restated Effective Date”) among SILICON VALLEY BANK, a California corporation (“Bank”), FINANCIAL ENGINES, INC., a California corporation (“Financial Engines”) and FINANCIAL ENGINES REINCORPORATION SUB, INC. (“Reincorporation Sub”) a Delaware corporation (each of Financial Engines and Reincorporation Sub may be referred to as a “Borrower” and collectively, “Borrowers”), and amends, restates, replaces and supersedes in its entirety that certain Amended and Restated Loan and Security Agreement dated as of June 26, 2008, (the “2008 Loan Agreement”) among Bank and Borrowers. Definitions of capitalized terms used in this Agreement are set forth in Section 13 below. The parties agree as follows:
     1 ACCOUNTING AND OTHER TERMS
     Accounting terms not defined in this Agreement shall be construed following GAAP. Calculations and determinations must be made following GAAP. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in Section 13. All other terms contained in this Agreement, unless otherwise indicated, shall have the meaning provided by the Code to the extent such terms are defined therein.
     2 LOAN AND TERMS OF PAYMENT
     2.1 Promise to Pay. Borrowers hereby jointly, severally and unconditionally promise to pay Bank the outstanding principal amount of all Credit Extensions and accrued and unpaid interest thereon as and when due in accordance with this Agreement.
     2.1.1 Revolving Advances.
          (a) Availability. Subject to the terms and conditions of this Agreement, Bank shall make Advances not exceeding the Availability Amount. Amounts borrowed hereunder may be repaid and, prior to the Revolving Line Maturity Date, reborrowed, subject to the applicable terms and conditions precedent herein.
          (b) Termination; Repayment. The Revolving Line terminates on the Revolving Line Maturity Date, when the principal amount of all Advances, the unpaid interest thereon, and all other Obligations relating to the Revolving Line shall be immediately due and payable.
     2.1.2 Letters of Credit Sublimit.
     As part of the Revolving Line, Bank shall issue or have issued Letters of Credit for any Borrower’s account. Such aggregate amounts utilized hereunder shall at all times reduce the amount otherwise available for Advances under the Revolving Line. The aggregate amount available to be used for the issuance of Letters of Credit may not exceed Two Million Five Hundred Thousand Dollars ($2,500,000). The face amount of outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit and any Letter of Credit Reserve) may not exceed the lesser of: (A) Two Million Five Hundred Thousand Dollars ($2,500,000) at any time or (B) the Availability Amount. Notwithstanding the foregoing, Bank may issue standby Letters of Credit with an aggregate face amount of up to One Million Five Hundred Thousand Dollars ($1,500,000) at any time outstanding even if there is no availability under the Borrowing Base. If, on the Revolving Line Maturity Date, there are any outstanding Letters of Credit, then on such date Borrowers shall provide to Bank cash collateral in an amount equal to 100% of the face amount of all such Letters of Credit plus all interest, fees, and costs due or to become due in connection therewith (as reasonably estimated by Bank in its good faith business judgment), to secure all of the Obligations relating to said Letters of Credit. All Letters of Credit shall be in form and substance acceptable to Bank in its sole discretion and shall be subject to the terms and conditions of Bank’s standard Application and Letter of Credit Agreement (the “Letter of Credit Application”). Borrowers agree to execute any further documentation in connection with the Letters of Credit as Bank may reasonably request.

          (a) The obligation of Borrowers to immediately reimburse Bank for drawings made under Letters of Credit in accordance with the terms of the Letter of Credit Application and the Letter of Credit shall be absolute, unconditional, and irrevocable, and Borrowers shall perform strictly in accordance with the terms of this Agreement, such Letters of Credit, and the Letter of Credit Application.
          (b) Borrowers may request that Bank issue a Letter of Credit payable in a Foreign Currency. If a demand for payment is made under any such Letter of Credit, Bank shall treat such demand as an Advance to Borrowers of the equivalent of the amount thereof (plus fees and charges in connection therewith such as wire, cable, SWIFT or similar charges) in Dollars at the then-prevailing rate of exchange in San Francisco, California, for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.
          (c) To guard against fluctuations in currency exchange rates, upon the issuance of any Letter of Credit payable in a Foreign Currency, Bank shall create a reserve (the “Letter of Credit Reserve”) under the Revolving Line in an amount equal to ten percent (10%) of the face amount of such Letter of Credit. The amount of the Letter of Credit Reserve may be adjusted by Bank from time to time to account for fluctuations in the exchange rate. The availability of funds under the Revolving Line shall be reduced by the amount of such Letter of Credit Reserve for as long as such Letter of Credit remains outstanding.
     2.1.3 Foreign Exchange Sublimit. As part of the Revolving Line, Borrowers may enter into foreign exchange contracts with Bank under which a Borrower commits to purchase from or sell to Bank a specific amount of Foreign Currency (each, a “FX Forward Contract”) on a specified date (the “Settlement Date”). FX Forward Contracts shall have a Settlement Date of at least one (1) FX Business Day after the contract date and shall be subject to a reserve of ten percent (10%) of each outstanding FX Forward Contract in a maximum aggregate amount equal to Two Million Five Hundred Thousand Dollars ($2,500,000) (the “FX Reserve”). The aggregate amount of FX Forward Contracts at any one time may not exceed ten (10) times the amount of the FX Reserve. The amount otherwise available for Credit Extensions under the Revolving Line shall be reduced by an amount equal to ten percent (10%) of each outstanding FX Forward Contract (the “FX Reduction Amount”). Any amounts needed to fully reimburse Bank will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.
     2.1.4 Cash Management Services Sublimit. Borrowers may use up to Two Million Five Hundred Thousand Dollars ($2,500,000) of the Revolving Line for Bank’s cash management services which may include merchant services, direct deposit of payroll, business credit card, and check cashing services identified in Bank’s various cash management services agreements (collectively, the “Cash Management Services”). Any amounts Bank pays on behalf of Borrowers for any Cash Management Services will be treated as Advances under the Revolving Line and will accrue interest at the interest rate applicable to Advances.
     2.1.5 Term Loan. Bank shall make one (1) term loan available to Borrowers in an amount up to the Term Loan Amount on the Second Amended and Restated Effective Date subject to the satisfaction of the terms and conditions of this Agreement. Borrowers shall repay the Term Loan in (i) thirty-six (36) equal installments of principal, plus (ii) payments of accrued interest (the “Term Loan Payment”). Beginning on the first day of the month following the month in which the Funding Date occurs, the principal portion of each Term Loan Payment shall be payable on the first day of each month. The interest portion of each Term Loan payment shall be paid on each Interest Payment Date. Borrower’s final Term Loan Payment, due on the Term Loan Maturity Date, shall include all outstanding principal and accrued and unpaid interest under the Term Loan. The Term Loan may be prepaid at any time without penalty.
     2.2 Overadvances. If, at any time, Borrowers’ Obligations under Section 2.1.1, 2.1.2, 2.1.3, or 2.1.4 exceed the lesser of either (i) the Revolving Line or (ii) subject to the qualification contained in Section 2.1.2 with respect to Letters of Credit with an aggregate face amount of up to $1,500,000, the Borrowing Base, Borrowers must immediately pay Bank the excess.
     2.3 Payment of Interest on the Credit Extensions.
          (a) Interest Rate.

               (i) Advances. Subject to Section 2.3(b), the principal amount outstanding under the Revolving Line shall accrue interest at a floating per annum rate equal to .75% percentage points above the Prime Rate, which interest shall be payable monthly in accordance with Section 2.3(g) below.
               (ii) Term Loan. The Term Loan shall bear interest on the outstanding principal amount thereof from the date when made, continued or converted until paid in full at a rate per annum equal to (i) for Prime Rate Term Loans, the Prime Rate plus 1.50%, and (ii) for LIBOR Term Loans, the LIBOR Rate plus 4.00%. On and after the expiration of any Interest Period applicable to any LIBOR Term Loan outstanding on the date of occurrence of an Event of Default or acceleration of the Obligations, the Effective Amount of such LIBOR Term Loan shall, during the continuance of such Event of Default or after acceleration, bear interest at a rate per annum equal to the Prime Rate plus five percent (5.00%). In no event shall Borrowers maintain at any time LIBOR Term Loans having more than two (2) different Interest Periods.
          (b) Default Rate. Immediately upon the occurrence and during the continuance of an Event of Default, Obligations shall bear interest at a rate per annum which is five percentage points above the rate that is otherwise applicable thereto in the case of Advances or Prime Rate Term Loans (the “Default Rate”). Payment or acceptance of the increased interest rate provided in this Section 2.3(b) is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Bank.
          (c) Prime Rate Adjustments. Changes to the interest rate of any Credit Extension based on changes to the Prime Rate shall be effective on the effective date of any change to the Prime Rate and to the extent of any such change.
          (d) LIBOR Term Loans. The interest rate applicable to each LIBOR Term Loan shall be determined in accordance with Section 3.6(a) hereunder. Subject to Sections 3.6 and 3.7, such rate shall apply during the entire Interest Period applicable to such LIBOR Term Loan, and interest calculated thereon shall be payable on the Interest Payment Date applicable to such LIBOR Term Loan.
          (e) 360-Day Year. Interest shall be computed on the basis of a 360-day year for the actual number of days elapsed.
          (f) Debit of Accounts. Bank may debit any of any Borrower’s Deposit Accounts, including the Designated Deposit Account, for principal and interest payments or any other amounts any Borrower owes Bank when due. These debits shall not constitute a set-off.
          (g) Payments. Unless otherwise provided, interest is payable monthly on the first calendar day of each month. Payments of principal and/or interest received after 12:00 p.m. Pacific time are considered received at the opening of business on the next Business Day. When a payment is due on a day that is not a Business Day, the payment is due the next Business Day and additional fees or interest, as applicable, shall continue to accrue.
     2.4 Fees. Borrowers shall pay to Bank:
          (a) Revolving Line Commitment Fee. A fully earned, non-refundable commitment fee equal to one-quarter of a percent (.25%) of the Revolving Line, less a pro-rated amount in respect of the loan fee of $7000 received on the effective date of the 2008 Loan Agreement, on the Second Amended and Restated Effective Date; and if Borrowers’ balances at Bank or Bank’s affiliates drop below $5,000,000 at any time, Borrowers will immediately pay to Bank an additional Commitment fee of $30,000;
          (b) Term Loan Fee. A fully-earned, non-refundable fee equal to one-half of one percent (.50%) of the Term Loan Amount, on the Second Amended and Restated Effective Date; and
          (b) Bank Expenses. All Bank Expenses (including reasonable attorneys’ fees and expenses, plus expenses, for documentation and negotiation of this Agreement) incurred through and after the Second Amended and Restated Effective Date, when due.
     3 CONDITIONS OF LOANS

     3.1 Conditions Precedent to Initial Credit Extension. Bank’s obligation to make the initial Credit Extension is subject to the condition precedent that Borrowers shall consent to or have delivered, in form and substance satisfactory to Bank, such documents, and completion of such other matters, as Bank may reasonably deem necessary or appropriate, including, without limitation:
          (a) duly executed original signatures to the Loan Documents to which it is a party;
          (b) Intentionally Omitted;
          (c) Operating Documents and a good standing certificate of each of Borrowers and Guarantor certified by the Secretary of State of the States of California and Delaware, as applicable, as of a date no earlier than thirty (30) days prior to the Second Amended and Restated Effective Date;
          (d) duly executed original signatures to the completed Borrowing Resolutions for each of Borrowers;
          (e) Payoff letter duly executed by Coast DL Funding LLC in favor of Bank terminating the Oak Hill Note and all obligations and liens relating thereto;
          (f) certified copies, dated as of a recent date, of financing statement searches, as Bank shall request, accompanied by written evidence (including any UCC termination statements) that the Liens indicated in any such financing statements either constitute Permitted Liens or have been or, in connection with the initial Credit Extension, will be terminated or released;
          (g) the Perfection Certificate(s) executed by each of Borrowers and Guarantor;
          (h) Intentionally Omitted;
          (i) the duly executed original signatures to the Reaffirmation of Guaranty, together with the completed Borrowing Resolutions for Guarantor;
          (j) the insurance policies and/or endorsements required pursuant to Section 6.5 hereof, and
          (k) payment of the fees and Bank Expenses then due as specified in Section 2.4 hereof.
     3.2 Conditions Precedent to all Credit Extensions. Bank’s obligation to make each Credit Extension, including the initial Credit Extension, is subject to the following:
          (a) except as otherwise provided in Section 3.4, timely receipt of an executed Payment/Advance Form;
          (b) the representations and warranties in Section 5 shall be true in all material respects on the date of the Payment/Advance Form and on the Funding Date of each Credit Extension; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, and no Event of Default shall have occurred and be continuing or result from the Credit Extension. Each Credit Extension is each Borrower’s representation and warranty on that date that the representations and warranties in Section 5 remain true in all material respects; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and
          (c) There has not been a Material Adverse Change since the Second Amended and Restated Effective Date.
     3.3 Covenant to Deliver.

     Each Borrower agrees to deliver to Bank each item required to be delivered to Bank under this Agreement as a condition to any Credit Extension. Each Borrower expressly agrees that a Credit Extension made prior to the receipt by Bank of any such item shall not constitute a waiver by Bank of such Borrower’s obligation to deliver such item, and any such Credit Extension in the absence of a required item shall be made in Bank’s sole discretion.
     3.4 Procedures for Borrowing. Subject to the prior satisfaction of all other applicable conditions to the making of an Advance set forth in this Agreement, to obtain an Advance (other than Advances under Sections 2.1.2 or 2.1.4), Borrowers shall notify Bank (which notice shall be irrevocable) by electronic mail, facsimile, or telephone by 12:00 p.m. Pacific time on the Funding Date of the Advance. Together with any such electronic or facsimile notification, Borrowers shall deliver to Bank by electronic mail or facsimile a completed Payment/Advance Form executed by a Responsible Officer or his or her designee. Bank may rely on any telephone notice given by a person whom Bank believes is a Responsible Officer or designee. Bank may make Advances under this. Agreement based on instructions from a Responsible Officer or his or her designee or without instructions if the Advances are necessary to meet Obligations which have become due. In the case of the Term Loan, a Notice of Borrowing (in the form of Exhibit B-l) must be received by Bank prior to 12:00 p.m. Pacific time, (i) at least three (3) Business Days prior to the requested Funding Date, in the case of LIBOR Term Loans, and (ii) on the requested Funding Date, in the case of Prime Rate Term Loans, specifying: (1) the amount of the Term Loan; (2) the requested Funding Date; (3) whether the Term Loan is to be comprised of LIBOR Term Loans or Prime Rate Term Loans; and (4) the duration of the Interest Period applicable to any such LIBOR Term Loans included in such notice; provided that if the Notice of Borrowing shall fail to specify the duration of the Interest Period for any LIBOR Term Loan, such Interest Period shall be one (1) month.
The proceeds of all such Advances and the Term Loan will be made available to Borrowers on the Funding Date by Bank by transfer to the Designated Deposit Account and, subsequently, by wire transfer to such other account as Borrower may instruct in the Notice of Borrowing. No Advances or Term Loan shall be deemed made to Borrowers, and no interest shall accrue on any such Credit Extension, until the related funds have been deposited in the Designated Deposit Account.
     3.5 Conversion and Continuation Elections.
          (a) So long as (i) no Event of Default exists; (ii) Borrower shall not have sent any notice of termination of this Agreement; and (iii) Borrower shall have complied with such customary procedures as Bank has established from time to time for Borrower’s requests for LIBOR Term Loans, Borrower may, upon irrevocable written notice to Bank:
     (1) elect to convert on any Business Day, Prime Rate Term Loans into LIBOR Term Loans;
     (2) elect to continue on any Interest Payment Date any LIBOR Term Loans maturing on such Interest Payment Date; or
     (3) elect to convert on any Interest Payment Date any LIBOR Term Loans maturing on such Interest Payment Date into Prime Rate Term Loans.
          (b) Borrower shall deliver a Notice of Conversion/Continuation in accordance with Section 10 to be received by Bank prior to 12:00 p.m. Pacific time (i) at least three (3) Business Days in advance of the Conversion Date or Continuation Date, if any Term Loans are to be converted into or continued as LIBOR Term Loans; and (ii) on the Conversion Date, if any Term Loans are to be converted into Prime Rate Term Loans, in each case specifying the:
     (1) proposed Conversion Date or Continuation Date;
     (2) aggregate amount of the Term Loans to be converted or continued;
     (3) nature of the proposed conversion or continuation; and
     (4) duration of the requested Interest Period.

          (c) If upon the expiration of any Interest Period applicable to any LIBOR Term Loans, Borrower shall have timely failed to select a new Interest Period to be applicable to such LIBOR Term Loans, Borrower shall be deemed to have elected to convert such LIBOR Term Loans into Prime Rate Term Loans.
          (d) Any LIBOR Term Loans shall, at Bank’s option, convert into Prime Rate Term Loans in the event that (i) an Event of Default shall exist. Borrower agrees to pay Bank, upon demand by Bank (or Bank may, at its option, charge the Designated Deposit Account or any other account Borrower maintains with Bank) any amounts required to compensate Bank for any loss (including loss of anticipated profits), cost, or expense incurred by Bank, as a result of the conversion of LIBOR Term Loans to Prime Rate Term Loans pursuant to this Section 3.5(d).
          (e) Notwithstanding anything to the contrary contained herein, Bank shall not be required to purchase United States Dollar deposits in the London interbank market or other applicable LIBOR market to fund any LIBOR Term Loans, but the provisions hereof shall be deemed to apply as if Bank had purchased such deposits to fund the LIBOR Term Loans.
     3.6 Special Provisions Governing LIBOR Term Loans. Notwithstanding any other provision of this Agreement to the contrary, the following provisions shall govern with respect to LIBOR Term Loans as to the matters covered:
          (a) Determination of Applicable Interest Rate. As soon as practicable on each Interest Rate Determination Date, Bank shall determine (which determination shall, absent manifest error in calculation, be final, conclusive and binding upon all parties) the interest rate that shall apply to the LIBOR Term Loans for which an interest rate is then being determined for the applicable Interest Period and shall promptly give notice thereof (in writing or by telephone confirmed in writing) to Borrower.
          (b) Inability to Determine Applicable Interest Rate. In the event that Bank shall have determined (which determination shall be final and conclusive and binding upon all parties hereto), on any Interest Rate Determination Date with respect to any LIBOR Term Loan, that by reason of circumstances affecting the London interbank market adequate and fair means do not exist for ascertaining the interest rate applicable to such Advance on the basis provided for in the definition of LIBOR, Bank shall on such date give notice (by facsimile or by telephone confirmed in writing) to Borrower of such determination, whereupon (i) no Term Loans may be made as, or converted to, LIBOR Term Loans until such time as Bank notifies Borrower that the circumstances giving rise to such notice no longer exist, and (ii) any Notice of Borrowing or Notice of Conversion/Continuation given by Borrower with respect to Term Loans in respect of which such determination was made shall be deemed to be rescinded by Borrower.
          (c) Compensation for Breakage or Non-Commencement of Interest Periods. Borrower shall compensate Bank, upon written request by Bank (which request shall set forth the manner and method of computing such compensation), for all losses, expenses, unrealized gains and liabilities (including any interest paid by Bank to lenders of funds borrowed by it to make or carry its LIBOR Term Loans, any loss, expense or liability incurred by Bank in connection with the liquidation or re-employment of such funds, and, in the case of complete or partial principal payments or conversions of LIBOR Term Loans prior to the last day of the applicable Interest Period, any amount by which (A) the additional interest which would have been payable on the amount so prepaid or converted had it not been paid or converted until the last day of the applicable Interest Period exceeds (B) the interest which would have been recoverable by Bank by placing the amount so received on deposit in the certificate of deposit markets, the offshore currency markets, or United States Treasury investment products, as the case may be, for a period starting on the date on which it was so paid or converted and ending on the last day of such Interest Period at the interest rate determined by Bank in its reasonable discretion), if any, that Bank may incur: (i) if for any reason (other than a default by Bank or due to any failure of Bank to fund LIBOR Term Loans due to impracticability or illegality under Sections 3.7(c) and 3.7(d)) a borrowing or a conversion to or continuation of any LIBOR Term Loan does not occur on a date specified in a Notice of Borrowing or a Notice of Conversion/Continuation, as the case may be, or (ii) if for any reason (including voluntary or mandatory prepayment or acceleration) any complete or partial principal payment or any conversion of any of Borrower’s LIBOR Term Loans occurs on a date prior to the last day of an Interest Period applicable to that Advance. Bank’s determination as to such amount shall be conclusive absent manifest error.

          (d) Assumptions Concerning Funding of LIBOR Term Loans. Calculation of all amounts payable to Bank under this Section 3.6 and under Section 3.7 shall be made as though Bank had actually funded each of its relevant LIBOR Term Loans through the purchase of a Eurodollar deposit bearing interest at the rate obtained pursuant to the definition of LIBOR Rate in an amount equal to the amount of such LIBOR Term Loan and having a maturity comparable to the relevant Interest Period; provided, however, that Bank may fund each of its LIBOR Term Loans in any manner it sees fit and the foregoing assumptions shall be utilized only for the purposes of calculating amounts payable under this Section 3.6 and under Section 3.7.
          (e) LIBOR Term Loans After Default. After the occurrence and during the continuance of an Event of Default, (i) Borrower may not elect to have a Credit Extension be made or continued as, or converted to, a LIBOR Term Loan after the expiration of any Interest Period then in effect for such Term Loan and (ii) subject to the provisions of Section 3.6(c), any Notice of Conversion/Continuation given by Borrower with respect to a requested conversion/continuation that has not yet occurred shall, at Bank’s option, be deemed to be rescinded by Borrower and be deemed a request to convert or continue Term Loans referred to therein as Prime Rate Term Loans.
     3.7 Additional Requirements/Provisions Regarding LIBOR Term Loans.
     (a) Borrower shall pay Bank, upon demand by Bank, from time to time such amounts as Bank may determine to be necessary to compensate it for any costs incurred by Bank that Bank determines are attributable to its making or maintaining of any amount receivable by Bank hereunder in respect of any LIBOR Term Loans relating thereto (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), in each case resulting from any Regulatory Change which:
          (i) changes the basis of taxation of any amounts payable to Bank under this Agreement in respect of any LIBOR Term Loans (other than changes which affect taxes measured by or imposed on the overall net income of Bank by the jurisdiction in which Bank has its principal office);
          (ii) imposes or modifies any reserve, special deposit or similar requirements relating to any extensions of credit or other assets of, or any deposits with, or other liabilities of Bank (including any LIBOR Term Loans or any deposits referred to in the definition of LIBOR); or
          (iii) imposes any other condition affecting this Agreement (or any of such extensions of credit or liabilities).
     Bank will notify Borrower of any event occurring after the Effective Date which will entitle Bank to compensation pursuant to this Section 3.7(a) as promptly as practicable after it obtains knowledge thereof and determines to request such compensation. Bank will furnish Borrower with a statement setting forth the basis and amount of each request by Bank for compensation under this Section 3.7(a). Determinations and allocations by Bank for purposes of this Section 3.7(a) of the effect of any Regulatory Change on its costs of maintaining its obligations to make LIBOR Term Loans, of making or maintaining LIBOR Term Loans, or on amounts receivable by it in respect of LIBOR Term Loans, and of the additional amounts required to compensate Bank in respect of any Additional Costs, shall be conclusive absent manifest error.
     (b) If Bank shall determine that the adoption or implementation of any applicable law, rule, regulation, or treaty regarding capital adequacy, or any change therein, or any change in the interpretation or administration thereof by any governmental authority, central bank, or comparable agency charged with the interpretation or administration thereof, or compliance by Bank (or its applicable lending office) with any request or directive regarding capital adequacy (whether or not having the force of law) of any such authority, central bank, or comparable agency, has or would have the effect of reducing the rate of return on capital of Bank or any person or entity controlling Bank (a “Parent”) as a consequence of its obligations hereunder to a level below that which Bank (or its Parent) could have achieved but for such adoption, change, or compliance (taking into consideration policies with respect to capital adequacy) by an amount deemed by Bank to be material, then from time to time, within five (5) Business Days after demand by Bank, Borrower shall pay to Bank such additional amount or amounts as will compensate Bank for such reduction. A statement of Bank claiming compensation under this Section 3.7(b) and setting forth the additional amount or amounts to be paid to it hereunder shall be conclusive absent manifest error.
     (c) If, at any time, Bank, in its sole and absolute discretion, determines that (i) the amount of LIBOR Term Loans for periods equal to the corresponding Interest Periods are not available to Bank in the offshore currency interbank markets, or (ii) LIBOR does not accurately reflect the cost to Bank of lending the LIBOR Term Loans, then Bank shall promptly give notice thereof to Borrower. Upon the giving of such notice, Bank’s obligation to make the LIBOR Term Loans shall terminate; provided, however, LIBOR Term Loans shall not terminate if Bank and Borrower agree in writing to a different interest rate applicable to LIBOR Term Loans.
     (d) If it shall become unlawful for Bank to continue to fund or maintain any LIBOR Term Loans, or to perform its obligations hereunder, upon demand by Bank, Borrower shall prepay the LIBOR Term Loans in full with accrued interest thereon and all other amounts payable by Borrower hereunder (including, without limitation, any amount payable in connection with such prepayment pursuant to Section 3.7(c)(ii)). Notwithstanding the foregoing, to the extent a determination by Bank as described above relates to a LIBOR Term Loan then being requested by Borrower pursuant to a Notice of Borrowing or a Notice of Conversion/Continuation, Borrower shall have the option, subject to the provisions of Section 3.7(c)(ii), to (i) rescind such Notice of Borrowing or Notice of Conversion/Continuation by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such rescission on the date on which Bank gives notice of its determination as described above, or (ii) modify such Notice of Borrowing or Notice of Conversion/Continuation to obtain a Prime Rate Term Loan or to have outstanding Term Loans converted into or continued as Prime Rate Term Loans by giving notice (by facsimile or by telephone confirmed in writing) to Bank of such modification on the date on which Bank gives notice of its determination as described above.
     4 CREATION OF SECURITY INTEREST
     4.1 Grant of Security Interest. Each Borrower hereby grants Bank, to secure the payment and performance in full of all of the Obligations, a continuing security interest in, and pledges to Bank, the Collateral, wherever located, whether now owned or hereafter acquired or arising, and all proceeds and products thereof. Each Borrower represents, warrants, and covenants that the security interest granted herein is and shall at all times continue to be a first priority perfected security interest in the Collateral (subject only to Permitted Liens that may have superior priority to Bank’s Lien under this Agreement). If any Borrower shall acquire a commercial tort claim, such Borrower shall promptly notify Bank in a writing signed by such Borrower of the general details thereof and grant to Bank in such writing a security interest therein and in the proceeds thereof, all upon the terms of this Agreement, with such writing to be in form and substance reasonably satisfactory to Bank.
     If this Agreement is terminated, Bank’s Lien in the Collateral shall continue until the Obligations (other than inchoate indemnity obligations and obligations with respect to outstanding Letters of Credit for which cash collateral has been provided pursuant to Section 2.1.2) are repaid in full in cash. Upon payment in full in cash of such Obligations and at such time as Bank’s obligation to make Credit Extensions has terminated, Bank shall, at Borrowers’ sole cost and expense, release its Liens in the Collateral and all rights therein shall revert to Borrowers.
     Any assets that are sold or disposed of in a transaction permitted by Section 7.1 shall be released from the Lien granted hereunder and shall no longer be part of the Collateral upon the consummation of such transaction. Any Permitted Distributions (whether in the form of cash, instruments or otherwise) properly made pursuant to Section 7.7 shall be released from the Lien granted hereunder and shall no longer be part of the Collateral upon the making of such Permitted Distribution.
     4.2 Authorization to File Financing Statements. Each Borrower hereby authorizes Bank to file financing statements, without notice to Borrowers, with all appropriate jurisdictions to perfect or protect Bank’s interest or rights hereunder, including a notice that any disposition of the Collateral, by either Borrowers or any other Person, shall be deemed to violate the rights of Bank under the Code.
     5 REPRESENTATIONS AND WARRANTIES
          Each Borrower represents and warrants as follows:
     5.1 Due Organization, Authorization; Power and Authority. Each Borrower is duly existing and in good standing as a Registered Organization in its jurisdiction of formation and is qualified and licensed to do business and is in good standing in any jurisdiction in which the conduct of its business or its ownership of property requires that it be qualified except where the failure to do so could not reasonably be expected to have a material adverse effect on Borrower’s business. In connection with this Agreement, Borrower has delivered to Bank a completed certificate signed by Borrower and Guarantor, respectively, entitled “Perfection Certificate”. Borrower represents and warrants to Bank that (a) Borrower’s exact legal name is that indicated on the Perfection Certificate and on the signature page hereof; (b) Borrower is an organization of the type and is organized in the jurisdiction set forth in the Perfection Certificate; (c) the Perfection Certificate accurately sets forth Borrower’s organizational identification number or accurately states that Borrower has none; (d) the Perfection Certificate accurately sets forth Borrower’s place of business, or, if more than one, its chief executive office as well as Borrower’s mailing address (if different than its chief executive office); (e) Borrower (and each of its predecessors) has not, in the past five (5) years, changed its jurisdiction of formation, organizational structure or type, or any organizational number assigned by its jurisdiction; and (f) all other information set forth on the Perfection Certificate pertaining to Borrower and each of its Subsidiaries is accurate and complete (it being understood and agreed that Borrower may from time to time update certain information in the Perfection Certificate after the Effective Date to the extent permitted by one or more specific provisions in this Agreement). If Borrower is not now a Registered Organization but later becomes one, Borrower shall promptly notify Bank of such occurrence and provide Bank with Borrower’s organizational identification number.
     The execution, delivery and performance by Borrower of the Loan Documents to which it is a party have been duly authorized, and do not (i) conflict with any of Borrower’s organizational documents, (ii) contravene, conflict with, constitute a default under or violate any material Requirement of Law, (iii) contravene, conflict or violate any applicable order, writ, judgment, injunction, decree, determination or award of any Governmental Authority by which Borrower or any its Subsidiaries or any of their property or assets may be bound or affected, (iv) require any action by, filing, registration, or qualification with, or Governmental Approval from, any Governmental Authority (except such Governmental Approvals which have already been obtained and are in full force and effect or which can only be made or obtained in the future or (v) constitute an event of default under any material agreement by which Borrower is bound. Borrower is not in default under any agreement to which it is a party or by which it is bound in which the default could reasonably be expected to have a material adverse effect on Borrower’s business.
     5.2 Collateral. Borrower has good title to, has rights in, and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder, free and clear of any and all Liens except Permitted Liens. Borrower has no Deposit Accounts other than the Deposit Accounts with Bank, the Deposit Accounts, if any, described in the Perfection Certificate delivered to Bank in connection herewith, or of which Borrower has given Bank notice and taken such actions as are necessary to give Bank a perfected security interest therein. The Accounts are bona fide, existing obligations of the Account Debtors.
     The Collateral is not in the possession of any third party bailee (such as a warehouse) except for inventory located at printers from time to time and as otherwise provided in the Perfection Certificate. None of the components of the Collateral shall be maintained at locations other than as provided in the Perfection Certificate. In the event that Borrower, after the date hereof, intends to store or otherwise deliver any portion of the Collateral to a bailee, then Borrower will first receive the written consent of Bank and such bailee must execute and deliver a bailee agreement in form and substance satisfactory to Bank in its sole discretion.
     Borrower is the sole owner of its intellectual property, except for non-exclusive licenses granted to its customers in the ordinary course of business. Each patent is valid and enforceable, and no part of the intellectual property has been judged invalid or unenforceable, in whole or in part, and to the best of Borrower’s knowledge, no claim has been made that any part of the intellectual property violates the rights of any third party except to the extent such claim could not reasonably be expected to have a material adverse effect on Borrower’s business. Except as noted on the Perfection Certificate or as notified to Bank pursuant to the next sentence, Borrower is not a party to, nor is bound by, any material license or other agreement (other than over-the-counter software that is commercially available to the public) with respect to which Borrower is the licensee (a) that prohibits or otherwise restricts Borrower from granting a security interest in Borrower’s interest in such license or agreement or any other property, or (b) for which a default under or termination of could interfere with the Bank’s right to sell any Collateral. Borrower shall provide written notice to Bank within ten (10) days of entering or becoming bound by any such license or agreement (other than over-the-counter software that is commercially available to the public).
     5.3 Accounts Receivable. For any Eligible Account in any Borrowing Base Certificate, all statements made and all unpaid balances appearing in all invoices, instruments and other documents evidencing such Eligible Accounts are and shall be true and correct and all such invoices, instruments and other documents, and all of Borrower’s Books are genuine and in all respects what they purport to be. Whether or not an Event of Default has occurred and is continuing, Bank may, during an audit of Eligible Accounts, notify any Account Debtor owing

Borrower money of Bank’s security interest in such funds and verify the amount of such Eligible Account. All sales and other transactions underlying or giving rise to each Eligible Account shall comply in all material respects with all applicable laws and governmental rules and regulations. Borrower has no knowledge of any actual or imminent Insolvency Proceeding of any Account Debtor whose accounts are Eligible Accounts in any Borrowing Base Certificate. To the best of Borrower’s knowledge, all signatures and endorsements on all documents, instruments, and agreements relating to all Eligible Accounts are genuine, and all such documents, instruments and agreements are legally enforceable in accordance with their terms.
     5.4 Litigation. There are no actions or proceedings pending or, to the knowledge of the Responsible Officers, threatened in writing by or against Borrower or any of its Subsidiaries in which a likely adverse decision could reasonably be expected to cause a Material Adverse Change.
     5.5 No Material Deviation in Financial Statements. All consolidated financial statements for Borrower and any of its Subsidiaries delivered to Bank fairly present in all material respects Borrower’s consolidated financial condition and Borrower’s consolidated results of operations. There has not been any material deterioration in Borrower’s consolidated financial condition since the date of the most recent financial statements submitted to Bank.
     5.6 Solvency. The fair salable value of Borrower’s assets (including goodwill minus disposition costs) exceeds the fair value of its liabilities; Borrower is not left with unreasonably small capital after the transactions in this Agreement; and Borrower is able to pay its debts (including trade debts) as they mature.
     5.7 Regulatory Compliance. Borrower is not an “investment company” or a company “controlled” by an “investment company” under the Investment Company Act of 1940, as amended. Borrower is not engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Borrower has complied in all material respects with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Borrower has not violated any laws, ordinances or rules, the violation of which could reasonably be expected to have a material adverse effect on its business. None of Borrower’s or any of its Subsidiaries’ properties or assets has been used by Borrower or any Subsidiary or, to the best of Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than legally. Borrower and each of its Subsidiaries have obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all Government Authorities that are necessary to continue their respective businesses as currently conducted except where the failure to do so could not reasonably be expected to cause a Material Adverse Change.
     5.8 Subsidiaries; Investments. Borrower does not own any stock, partnership interest or other equity securities except for Permitted Investments.
     5.9 Tax Returns and Payments; Pension Contributions. Borrower has timely filed all required tax returns and reports, and Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower, except that Borrower may defer payment of any contested taxes, provided that Borrower (a) in good faith contests its obligation to pay the taxes by appropriate proceedings promptly and diligently instituted and conducted, (b) notifies Bank in writing of the commencement of, and any material development in, the proceedings, and (c) posts bonds or takes any other steps required to prevent the governmental authority from obtaining a Lien upon any of the Collateral that is other than a “Permitted Lien”. Borrower is unaware of any claims or adjustments proposed for any of Borrower’s prior tax years which could result in additional taxes becoming due and payable by Borrower the payment of which could reasonably be expected to cause a Material Adverse Change. Borrower has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and Borrower has not withdrawn from participation in, and has not permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.

     5.10 Use of Proceeds. Borrower shall use the proceeds of the Credit Extensions solely as working capital, to fund its general business requirements and to retire the Oak Hill Note, and not for personal, family, household or agricultural purposes.
     5.11 Designation of Indebtedness under this Agreement as Senior Indebtedness.
     All principal of, interest (including all interest accruing after the commencement of any bankruptcy or similar proceeding, whether or not a claim for post-petition interest is allowable as a claim in any such proceeding), and all fees, costs, expenses and other amounts accrued or due under this Agreement shall constitute “Designated Senior Indebtedness” under the terms of any applicable debt instrument.
     5.12 Full Disclosure. No written representation, warranty or other statement of Borrower in any certificate or written statement given to Bank, as of the date such representation, warranty, or other statement was made, taken together with all such written certificates and written statements given to Bank, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained in the certificates or statements not misleading (it being recognized by Bank that the projections and forecasts provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts and that actual results during the period or periods covered by such projections and forecasts may differ from the projected or forecasted results).
     6 AFFIRMATIVE COVENANTS
     Each Borrower shall do all of the following:
     6.1 Government Compliance.
          (a) Maintain its and all its Subsidiaries’ legal existence and good standing in their respective jurisdictions of formation and maintain qualification in each jurisdiction in which the failure to so qualify would reasonably be expected to have a material adverse effect on Borrower’s business or operations. Borrower shall comply, and have each Subsidiary comply, with all laws, ordinances and regulations to which it is subject, noncompliance with which could have a material adverse effect on Borrower’s business.
          (b) Obtain all of the Governmental Approvals necessary for the performance by Borrower of its obligations under the Loan Documents to which it is a party and the grant of a security interest to Bank in all of its property. Borrower shall promptly provide copies of any such obtained Governmental Approvals to Bank.
     6.2 Financial Statements, Reports, Certificates.
          (a) Deliver to Bank: (i) as soon as available, but no later than the earlier of (A) five (5) days after filing with the Securities Exchange Commission (“SEC”) or (B) if no such filing is made, 50 days after each fiscal quarter end and 95 days after each fiscal year end; financial statements; (ii) a Compliance Certificate together with delivery of the 10K and 10Q reports; (iii) within 45 days after the end of each fiscal year, annual financial projections for the following fiscal year (on a quarterly basis) as approved by Borrower’s board of directors, together with any related business forecasts used in the preparation of such annual financial projections; (iv) after Borrower obtains actual knowledge thereof, a prompt report of any legal actions pending or threatened in writing against Borrower or any Subsidiary that could result in damages or costs to Borrower or any Subsidiary of $250,000 or more; and (v) budgets, sales projections, operating plans or other financial information Bank reasonably requests.
     Borrower’s 10K, 10Q, and 8K reports required to be delivered pursuant to Section 6.2(a)(i) shall be deemed to have been delivered on the date on which Borrower posts such report or provides a link thereto on Borrower’s or another website on the Internet; provided, that Borrower shall provide paper copies to Bank of the Compliance Certificates required by Section 6.2(a)(ii).
          (b) When the total amount of Advances plus the face amount of outstanding Letters of Credit is greater than $1,500,000, and within thirty (30) days after the last day of each month, deliver to Bank a (i) duly completed Borrowing Base Certificate signed by a Responsible Officer, with aged listings of accounts receivable and accounts payable (by invoice date) and (ii) a deferred revenue report.

          (c) Monthly financial statements, within 30 days after the last day of each month, and as soon as available, and in any event within 150 days following the end of Borrower’s fiscal year, annual financial statements certified by, and with an unqualified opinion of, independent certified public accountants acceptable to Bank.
          (d) Together with delivery of financial statements pursuant to Section 6.2(a) and (c) above, deliver to Bank a duly completed Compliance Certificate signed by a Responsible Officer setting forth calculations showing compliance with the financial covenants set forth in this Agreement.
          (e) Allow Bank to audit Borrower’s Collateral at Borrower’s expense. Such audits shall be conducted no more often than once every twelve (12) months at Borrower’s expense unless an Event of Default has occurred and is continuing.
     6.3 Taxes; Pensions. Timely file, and require each of its Subsidiaries to timely file, all required tax returns and reports and timely pay, and require each of its Subsidiaries to timely file, all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrower and each of its Subsidiaries, except for deferred payment of any taxes contested pursuant to the terms of Section 5.9 hereof, and shall deliver to Bank, on demand, appropriate certificates attesting to such payments, and pay all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms.
     6.4 Insurance. Keep its business and the Collateral insured for risks and in amounts standard for companies in Borrower’s industry and location and as Bank may reasonably request. Insurance policies shall be in a form, with companies, and in amounts that are satisfactory to Bank. All property policies shall have a lender’s loss payable endorsement showing Bank as the an additional lender loss payee and waive subrogation against Bank, and all liability policies shall show, or have endorsements showing, Bank as an additional insured. All policies (or the loss payable and additional insured endorsements) shall provide that the insurer shall endeavor to give Bank at least twenty (20) days’ notice before canceling, amending, or declining to renew its policy. At Bank’s request, Borrower shall deliver certified copies of policies and evidence of all premium payments. If Borrower fails to obtain insurance as required under this Section 6.4 or to pay any amount or furnish any required proof of payment to third persons and Bank, Bank may make all or part of such payment or obtain such insurance policies required in this Section 6.4, and take any action under the policies Bank reasonably deems prudent.
     6.5 Operating Accounts.
          (a) Maintain all of its and all of its Subsidiaries’ primary and its Subsidiaries’ primary operating and, except as permitted in Section 6.5(b), other Deposit Accounts and securities accounts with Bank and Bank’s Affiliates.
          (b) Provide Bank five (5) days’ prior written notice before establishing any Collateral Account at or with any bank or financial institution other than Bank or Bank’s Affiliates. For each Collateral Account that Borrower at any time maintains, Borrower shall cause the applicable bank or financial institution (other than Bank) at or with which any Collateral Account is maintained to execute and deliver a Control Agreement or other appropriate instrument with respect to such Collateral Account to perfect Bank’s Lien in such Collateral Account in accordance with the terms hereunder. The provisions of the previous sentence shall not apply to Deposit Accounts exclusively used for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees and identified to Bank by Borrower as such.
     6.6 Financial Covenants.
          (a) Borrower shall maintain at all times, to be tested as of the last day of each month unless otherwise noted, on a consolidated basis with respect to Borrower and its Subsidiaries:
               (i) Adjusted Quick Ratio. A ratio of (1) Quick Assets to (2) the sum of (x) Current Liabilities plus (y) all Advances and Term Loans minus (z) Deferred Revenue, of at least 1.15 to 1.0 through September 30, 2009, and at least 1.25:1.00 thereafter.

               (ii) Maximum Unfunded Capital Expenditures. Borrowers’ capital expenditures made in cash and not financed with indebtedness shall not exceed $2,000,000 in the fiscal year ending in 2009, and $4,000,000 in any fiscal year thereafter.
          (b) Borrower shall maintain at all times, to be tested as of the last day of each quarter unless otherwise noted, on a consolidated basis with respect to Borrower and its Subsidiaries:
               (i) Minimum EBITDA. Borrower shall achieve EBITDA of no less than the amounts set forth below for each specified period.

Period	Minimum EBITDA
For the fiscal quarter ending March 31, 2009	$750,000
For the fiscal quarter ending June 30, 2009	$750,000
               (ii) Minimum Fixed Charge Coverage. Borrower shall achieve a Fixed Charge Coverage Ratio of no less than the amounts set forth below for each specified period.

Period	Minimum Fixed Charge Coverage Ratio
For the fiscal quarter ending September 30, 2009	1.50:1.00
For the fiscal quarter ending December 31, 2009	2.00:1.00
For the fiscal quarter ending March 31, 2010	1.50:1.00
For the fiscal quarter ending June 30, 2010	2.00:1.00
For the fiscal quarters ending September 30, 2010 and thereafter	2.50:1.00
     6.7 Protection and Registration of Intellectual Property Rights. Borrower shall: (a) protect, defend and maintain the validity and enforceability of its intellectual property where the failure to do so would result in a Material Adverse Change; (b) promptly advise Bank in writing of material infringements of its intellectual property; and (c) not allow any intellectual property to be abandoned, forfeited or dedicated to the public without Bank’s written consent where such abandonment, forfeiture or dedication would have a Material Adverse Change. If Borrower (i) obtains any patent, registered trademark or servicemark, registered copyright, registered mask work, or any pending application for any of the foregoing, whether as owner, licensee or otherwise, or (ii) applies for any patent or the registration of any trademark or servicemark, then Borrower shall on its next Compliance Certificate notify Bank thereof and shall execute such intellectual property security agreements and other documents and take such other actions as Bank shall request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in such property. If Borrower decides to register any copyrights or mask works in the United States Copyright Office, Borrower shall: (x) provide Bank with at least fifteen (15) days’ prior written notice (which may be in the form of a Compliance Certificate) of Borrower’s intent to register such copyrights or mask works together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as Bank may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of Bank in the copyrights or mask works intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the copyright or mask work application(s) with the United States Copyright Office. Borrower shall promptly provide to Bank copies of all applications that it files for patents or for the registration of trademarks, servicemarks, copyrights or mask works, together with evidence of the recording of the intellectual property security agreement necessary for Bank to perfect and maintain a first priority perfected security interest in such property.
     6.8 Litigation Cooperation. From the date hereof and continuing through the termination of this Agreement, make available to Bank, without expense to Bank, Borrower and its officers, employees and agents and Borrower’s books and records, to the extent that Bank may deem them reasonably necessary to prosecute or defend any third-party suit or proceeding instituted by or against Bank with respect to any Collateral or Borrower.
     6.9 Further Assurances. Execute any further instruments and take further action as Bank reasonably requests to perfect or continue Bank’s Lien in the Collateral or to effect the purposes of this Agreement. Deliver to Bank, within five (5) days after the same are sent or received, copies of all correspondence, reports, documents and other filings with any Governmental Authority regarding compliance with or maintenance of Governmental Approvals or Requirements of Law or that could reasonably be expected to have a material effect on any of the Governmental Approvals or otherwise on the operations of Borrower or any of its Subsidiaries.
     7 NEGATIVE COVENANTS
     No Borrower shall not do any of the following without Bank’s prior written consent:
     7.1 Dispositions. Convey, sell, lease, transfer or otherwise dispose of (collectively “Transfer”), or permit any of its Subsidiaries to Transfer, all or any part of its business or property, except for:
          (a) Transfers in the ordinary course of business for reasonably equivalent consideration;
          (b) Transfers to a Borrower or any of its Subsidiaries from a Borrower or any of its Subsidiaries;
          (c) Transfers of property in connection with sale-leaseback transactions;
          (d) Transfers of property to the extent such property is exchanged for credit against, or proceeds are promptly applied to, the purchase price of other property used or useful in the business of Borrower or its Subsidiaries;
          (e) Transfers constituting non-exclusive licenses and similar arrangements for the use of the property of Borrower or its Subsidiaries in the ordinary course of business and other non-perpetual licenses that may be exclusive in some respects other than territory (and/or that may be exclusive as to territory only in discreet geographical areas outside of the United States), but that could not result in a legal transfer of Borrower’s title in the licensed property;
          (f) Transfers otherwise permitted by the Loan Documents;
          (g) sales or discounting of delinquent accounts in the ordinary course of business;
          (h) Transfers associated with the making or disposition of a Permitted Investment; and
          (i) Transfers in connection with a permitted acquisition of a portion of the assets or rights acquired.
     7.2 Changes in Business; Change in Control; Jurisdiction of Formation.
     Engage in any material line of business other than those lines of business conducted by Borrower and its Subsidiaries on the date hereof and any businesses reasonably related, complementary or incidental thereto or reasonable extensions thereof; permit or suffer any Change in Control. Borrower will not, without prior written notice, change its jurisdiction of formation.
     7.3 Mergers or Acquisitions.

     Merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with any Person other than with Borrower or any Subsidiary, or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of a Person other than Borrower or any Subsidiary, except where no Event of Default has occurred and is continuing or would result from such action during the term of this Agreement, and (a) Borrower is the surviving entity, (b) such merger or consolidation is a Transfer otherwise permitted pursuant to Section 7.1 hereof, or (c) such merger is in connection with an initial public offering and is the means by which Borrowing re-incorporates in Delaware.
     7.4 Indebtedness. Create, incur, assume, or be liable for any Indebtedness, or permit any Subsidiary to do so, other than Permitted Indebtedness.
     7.5 Encumbrance. Create, incur, allow, or suffer any Lien on any of the Collateral, or assign or convey any right to receive income, including the sale of any Accounts, or permit any of its Subsidiaries to do so, except for Permitted Liens, permit any Collateral not to be subject to the first priority security interest granted herein, or enter into any agreement, document, instrument or other arrangement (except with or in favor of Bank) with any Person which directly or indirectly prohibits or has the effect of prohibiting Borrower or any Subsidiary from assigning, mortgaging, pledging, granting a security interest in or upon, or encumbering any of Borrower’s or any Subsidiary’s intellectual property, except as is otherwise permitted in Section 7.1 hereof and the definition of “Permitted Lien” herein.
     7.6 Maintenance of Collateral Accounts. Maintain any Collateral Account except pursuant to the terms of Section 6.4.(b) hereof.
     7.7 Distributions; Investments. (a) Pay any dividends or make any distribution or payment or redeem, retire or purchase any capital stock other than Permitted Distributions; or (b) directly or indirectly acquire or own any Person, or make any Investment in any Person, other than Permitted Investments, or permit any of its Subsidiaries to do so.
     7.8 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for (a) transactions that are in the ordinary course of Borrower’s business, upon fair and reasonable terms (when viewed in the context of any series of transactions of which it may be a part, if applicable) that are no less favorable to Borrower than would be obtained in an arm’s length transaction with a non-affiliated Person; or (b) transactions among Borrower and its Subsidiaries and among Borrower’s Subsidiaries so long as no Event of Default exists or could result therefrom.
     7.9 Subordinated Debt. Make or permit any payment on or amendments of any Subordinated Debt, except (a) payments pursuant to the terms of the Subordinated Debt; (b) payments made with Borrower’s capital stock or other Subordinated Debt; (c) amendments to Subordinated Debt so long as such Subordinated Debt remains subordinated in right of payment to this Agreement and any Liens securing such Subordinated Debt remain subordinate in priority to Bank’s Lien hereunder; or (d) other purchases or payments of Subordinated Debt.
     7.10 Compliance. Become an “investment company” or a company controlled by an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System), or use the proceeds of any Credit Extension for that purpose; fail to meet the minimum funding requirements of ERISA, permit a Reportable Event or Prohibited Transaction, as defined in ERISA, to occur; fail to comply with the Federal Fair Labor Standards Act or violate any other law or regulation, if the violation could reasonably be expected to have a material adverse effect on Borrower’s business, or permit any of its Subsidiaries to do so; withdraw or permit any Subsidiary to withdraw from participation in, permit partial or complete termination of, or permit the occurrence of any other event with respect to, any present pension, profit sharing and deferred compensation plan which could reasonably be expected to result in any liability of Borrower, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental agency.
     8 EVENTS OF DEFAULT
     Any one of the following shall constitute an event of default (an “Event of Default”) under this Agreement:

     8.1 Payment Default. Borrowers fail to (a) make any payment of principal or interest on any Credit Extension on its due date, or (b) pay any other Obligations within three (3) Business Days after such Obligations are due and payable (which three (3) day grace period shall not apply to payments due on the Revolving Line Maturity Date). During the cure period, the failure to cure the payment default is not an Event of Default (but no Credit Extension will be made during the cure period);
     8.2 Covenant Default.
          (a) Borrowers fail or neglect to perform any obligation in Sections 6.2 (a), (b), (c) or (d), 6.5, or violates any covenant in Section 7; or
          (b) Borrowers fail or neglect to perform, keep, or observe any other term, provision, condition, covenant or agreement contained in this Agreement or any Loan Documents, and as to any default (other than those specified in this Section 8) under such other term, provision, condition, covenant or agreement that can be cured, has failed to cure the default within ten (10) days after the occurrence thereof; provided, however, that if the default cannot by its nature be cured within the ten (10) day period or cannot after diligent attempts by Borrowers be cured within such ten (10) day period, and such default is likely to be cured within a reasonable time, then Borrowers shall have an additional period (which shall not in any case exceed thirty (30) days) to attempt to cure such default, and within such reasonable time period the failure to cure the default shall not be deemed an Event of Default (but no Credit Extensions shall be made during such cure period). Grace periods provided under this section shall not apply, among other things, to financial covenants or any other covenants set forth in subsection (a) above;
     8.3 Intentionally Omitted;
     8.4 Attachment; Levy; Restraint on Business. (a) (i) The service of process seeking to attach, by trustee or similar process, any funds of any Borrower or of any entity under control of any Borrower (including a Subsidiary) on deposit with Bank or any Bank Affiliate, or (ii) a notice of lien, levy, or assessment is filed against any of any Borrower’s assets by any government agency, and the same under subclauses (i) and (ii) hereof are not, within ten (10) Business Days after the occurrence thereof, discharged or stayed (whether through the posting of a bond or otherwise); provided, however, no Credit Extensions shall be made during any ten (10) Business Day cure period; and (b) (i) any material portion of such Borrower’s assets is attached, seized, levied on, or comes into possession of a trustee or receiver, or (ii) any court order enjoins, restrains, or prevents such Borrower from conducting any part of its business;
     8.5 Insolvency. (a) Any Borrower is unable to pay its debts (including trade debts) as they become due or otherwise becomes insolvent; (b) any Borrower begins an Insolvency Proceeding; or (c) an Insolvency Proceeding is begun against any Borrower and not dismissed or stayed within thirty (30) days (but no Credit Extensions shall be made while of any of the conditions described in clause (a) exist and/or until any Insolvency Proceeding is dismissed);
     8.6 Other Agreements. If any Borrower fails to (a) make any payment that is due and payable with respect to any Material Indebtedness and such failure continues after the applicable grace or notice period, if any, specified in the agreement or instrument relating thereto, or (b) perform or observe any other condition or covenant, or any other event shall occur or condition exist under any agreement or instrument relating to any Material Indebtedness, and such failure continues after the applicable grace or notice period, if any, specified in the agreement or instrument relating thereto and the effect of such failure, event or condition is to cause the holder or holders of such Material Indebtedness to accelerate the maturity of such Material Indebtedness or cause the mandatory repurchase of any Material Indebtedness;
     8.7 Judgments. One or more judgments, orders, or decrees for the payment of money in an amount, individually or in the aggregate, of at least Two Hundred and Fifty Thousand Dollars ($250,000) (not covered by independent third-party insurance as to which liability has been accepted by such insurance carrier) shall be rendered against any Borrower and shall remain unsatisfied, unvacated, or unstayed for a period of ten (10) days after the entry thereof (provided that no Credit Extensions will be made prior to the satisfaction, vacation, or stay of such judgment, order, or decree);
     8.8 Misrepresentations. Any Borrower or any Person acting for any Borrower makes any representation, warranty, or other statement now or later in this Agreement, any Loan Document or in any writing delivered to Bank or to induce Bank to enter this Agreement or any Loan Document, and such representation, warranty, or other statement is incorrect in any material respect when made;
     8.9 Subordinated Debt. Any creditor of Borrowers that has signed a subordination, intercreditor, or similar agreement with Bank breaches any terms of such agreement;
     8.10 Guaranty. (a) Any guaranty of any Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any material obligation or covenant under any guaranty of the Obligations; (c) any circumstance described in Sections 8.3, 8.4, 8.5, 8.7, or 8.8 occurs with respect to any Guarantor, or (d) the liquidation, winding up, or termination of existence of any Guarantor; or (e) (i) a material impairment in the perfection or priority of Bank’s Lien in the collateral provided by Guarantor or in the value of such collateral or (ii) a material adverse change in the general affairs, management, results of operation, condition (financial or otherwise) or the prospect of repayment of the Obligations occurs with respect to any Guarantor; or
     8.11 Governmental Approvals. Any Governmental Approval shall have been (a) revoked, rescinded, suspended, modified in an adverse manner or not renewed in the ordinary course for a full term and such revocation, rescission, suspension, modification or non-renewal has, or could reasonably be expected to have, a Material Adverse Change; or (b) subject to any decision by a Governmental Authority that designates a hearing with respect to any applications for renewal of any of such Governmental Approval or that could result in the Governmental Authority taking any of the actions described in clause (a) above, and such decision or such revocation, rescission, suspension, modification or non-renewal has, or could reasonably be expected to have, a Material Adverse Change.
     9 BANK’S RIGHTS AND REMEDIES
     9.1 Rights and Remedies. While an Event of Default occurs and continues Bank may, without notice or demand, do any or all of the following:
          (a) declare all Obligations immediately due and payable (but if an Event of Default described in Section 8.5 occurs all Obligations are immediately due and payable without any action by Bank);
          (b) stop advancing money or extending credit for Borrowers’ benefit under this Agreement or under any other agreement between Borrowers and Bank;
          (c) demand that Borrowers (i) deposit cash with Bank in an amount equal to the aggregate amount of any Letters of Credit remaining undrawn, as collateral security for the repayment of any future drawings under such Letters of Credit, and Borrowers shall forthwith deposit and pay such amounts, and (ii) pay in advance all Letter of Credit fees scheduled to be paid or payable over the remaining term of any Letters of Credit;
          (d) terminate any FX Forward Contracts;
          (e) settle or adjust disputes and claims directly with Account Debtors for amounts on terms and in any order that Bank considers advisable, notify any Person owing Borrowers money of Bank’s security interest in such funds, and verify the amount of such account;
          (f) make any payments and do any acts it considers necessary or reasonable to protect the Collateral and/or its security interest in the Collateral. Borrowers shall assemble the Collateral if Bank requests and make it available as Bank designates. Bank may enter premises where the Collateral is located, take and maintain possession of any part of the Collateral, and pay, purchase, contest, or compromise any Lien which appears to be prior or superior to its security interest and pay all expenses incurred. Each Borrower grants Bank a license to enter and occupy any of its premises, without charge, to exercise any of Bank’s rights or remedies;
          (g) apply to the Obligations any (i) balances and deposits of Borrowers it holds, or (ii) any amount held by Bank owing to or for the credit or the account of Borrowers;
          (h) ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell the Collateral. Bank is hereby granted a non-exclusive, royalty-free license or other right to use, without charge, Borrowers’ labels, patents, copyrights, mask works, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any similar property as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and, in connection with Bank’s exercise of its rights under this Section, Borrowers’ rights under all licenses and all franchise agreements inure to Bank’s benefit;
          (i) place a “hold” on any account maintained with Bank and/or deliver a notice of exclusive control, any entitlement order, or other directions or instructions pursuant to any Control Agreement or similar agreements providing control of any Collateral;
          (j) demand and receive possession of Borrowers’ Books; and
          (k) exercise all rights and remedies available to Bank under the Loan Documents or at law or equity, including all remedies provided under the Code (including disposal of the Collateral pursuant to the terms thereof).
     9.2 Power of Attorney. Each Borrower hereby irrevocably appoints Bank as its lawful attorney-in-fact, exercisable upon the occurrence and during the continuance of an Event of Default, to: (a) endorse such Borrower’s name on any checks or other forms of payment or security; (b) sign such Borrower’s name on any invoice or bill of lading for any Account or drafts against Account Debtors; (c) settle and adjust disputes and claims about the Accounts directly with Account Debtors, for amounts and on terms Bank determines reasonable; (d) make, settle, and adjust all claims under such Borrower’s insurance policies; (e) pay, contest or settle any Lien, charge, encumbrance, security interest, and adverse claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; and (f) transfer the Collateral into the name of Bank or a third party as the Code permits. Each Borrower hereby appoints Bank as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of Bank’s security interest in the Collateral regardless of whether an Event of Default has occurred until all Obligations have been satisfied in full and Bank is under no further obligation to make Credit Extensions hereunder. Bank’s foregoing appointment as each Borrower’s attorney in fact, and all of Bank’s rights and powers, coupled with an interest, are irrevocable until all Obligations other than inchoate indemnity obligations and obligations with respect to outstanding Letters of Credit for which cash collateral has been provided pursuant to Section 2.1.2) have been fully repaid and performed and Bank’s obligation to provide Credit Extensions terminates.
     9.3 Protective Payments. If any Borrower fails to obtain the insurance called for by Section 6.3 or fails to pay any premium thereon or fails to pay any other amount which Borrowers is obligated to pay under this Agreement or any other Loan Document, Bank may obtain such insurance or make such payment, and all amounts so paid by Bank are Bank Expenses and immediately due and payable, bearing interest at the then highest applicable rate, and secured by the Collateral. Bank will make reasonable efforts to provide Borrowers with notice of Bank obtaining such insurance at the time it is obtained or within a reasonable time thereafter. No payments by Bank are deemed an agreement to make similar payments in the future or Bank’s waiver of any Event of Default.
     9.4 Application of Payments and Proceeds. Unless an Event of Default has occurred and is continuing, Bank shall apply any funds in its possession, whether from Borrower account balances, payments, or proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, first, to Bank Expenses, including without limitation, the reasonable costs, expenses, liabilities, obligations and attorneys’ fees incurred by Bank in the exercise of its rights under this Agreement; second, to the interest due upon any of the Obligations; and third, to the principal of the Obligations and any applicable fees and other charges in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to Borrower or other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If an Event of Default has occurred and is continuing, Bank may apply any funds in its possession, whether from Borrowers’ account balances, payments, proceeds realized as the result of any collection of Accounts or other disposition of the Collateral, or otherwise, to the Obligations in such order as Bank shall determine in its sole discretion. Any surplus shall be paid to Borrowers or other Persons legally entitled thereto; Borrower shall remain liable to Bank for any deficiency. If Bank, in its good faith business judgment, directly or indirectly enters into a deferred payment or other credit transaction with any purchaser at any sale of Collateral, Bank shall have the option, exercisable at any time, of either reducing the Obligations by the principal amount of the purchase price or deferring the reduction of the Obligations until the actual receipt by Bank of cash therefor.

     9.5 Bank’s Liability for Collateral. So long as Bank complies with reasonable banking practices regarding the safekeeping of the Collateral in the possession or under the control of Bank, Bank shall not be liable or responsible for: (a) the safekeeping of the Collateral; (b) any loss or damage to the Collateral; (c) any diminution in the value of the Collateral; or (d) any act or default of any carrier, warehouseman, bailee, or other Person. Borrowers bear all risk of loss, damage or destruction of the Collateral.
     9.6 No Waiver; Remedies Cumulative. Bank’s failure, at any time or times, to require strict performance by Borrowers of any provision of this Agreement or any other Loan Document shall not waive, affect, or diminish any right of Bank thereafter to demand strict performance and compliance herewith or therewith. No waiver hereunder shall be effective unless signed by Bank and then is only effective for the specific instance and purpose for which it is given. Bank’s rights and remedies under this Agreement and the other Loan Documents are cumulative. Bank has all rights and remedies provided under the Code, by law, or in equity. Bank’s exercise of one right or remedy is not an election, and Bank’s waiver of any Event of Default is not a continuing waiver. Bank’s delay in exercising any remedy is not a waiver, election, or acquiescence.
     9.7 Demand Waiver. Each Borrower waives demand, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees held by Bank on which Borrowers are liable.
     10 NOTICES
     All notices, consents, requests, approvals, demands, or other communication by any party to this Agreement or any other Loan Document must be in writing and shall be deemed to have been validly served, given, or delivered: (a) upon the earlier of actual receipt and three (3) Business Days after deposit in the U.S. mail, first class, registered or certified mail return receipt requested, with proper postage prepaid; (b) upon transmission, when sent by electronic mail or facsimile transmission; (c) one (1) Business Day after deposit with a reputable overnight courier with all charges prepaid; or (d) when delivered, if hand-delivered by messenger, all of which shall be addressed to the party to be notified and sent to the address, facsimile number, or email address indicated below. Bank or any Borrower may change its mailing or electronic mail address or facsimile number by giving the other party written notice thereof in accordance with the terms of this Section 10.

If to Borrower:	Financial Engines, Inc.
1804 Embarcadero Rd., Suite 200
Palo Alto, CA 94303
Attn: Raymond J. Sims
Fax: 650-565-7705
Email: rsims@financialengines.com

Financial Engines Reincorporation Sub, Inc.
1804 Embarcadero Rd.
Palo Alto, CA 94303
Attn: Raymond J. Sims
Fax: 650-565-7705
Email: rsims@financialengines.com

If to Bank:	Silicon Valley Bank
2400 Hanover Street
Palo Alto, CA 94304
Attn: Nick Tsiagkas
Fax: (650) 320-0016
Email: ntsiagkas@svb.com
     11 CHOICE OF LAW, VENUE, JURY TRIAL WAIVER AND JUDICIAL REFERENCE

     California law governs the Loan Documents without regard to principles of conflicts of law. Borrowers and Bank each submit to the exclusive jurisdiction of the State and Federal courts in Santa Clara County, California; provided, however, that nothing in this Agreement shall be deemed to operate to preclude Bank from bringing suit or taking other legal action in any other jurisdiction to realize on the Collateral or any other security for the Obligations, or to enforce a judgment or other court order in favor of Bank. Each Borrower expressly submits and consents in advance to such jurisdiction in any action or suit commenced in any such court, and each Borrower hereby waives any objection that it may have based upon lack of personal jurisdiction, improper venue, or forum non conveniens and hereby consents to the granting of such legal or equitable relief as is deemed appropriate by such court. Each Borrower hereby waives personal service of the summons, complaints, and other process issued in such action or suit and agrees that service of such summons, complaints, and other process may be made by registered or certified mail addressed to Borrowers at the address set forth in Section 10 of this Agreement and that service so made shall be deemed completed upon the earlier to occur of Borrowers’ actual receipt thereof or three (3) days after deposit in the U.S. mails, proper postage prepaid.
     TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, BORROWERS AND BANK EACH WAIVE THEIR RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION ARISING OUT OF OR BASED UPON THIS AGREEMENT, THE LOAN DOCUMENTS OR ANY CONTEMPLATED TRANSACTION, INCLUDING CONTRACT, TORT, BREACH OF DUTY AND ALL OTHER CLAIMS. THIS WAIVER IS A MATERIAL INDUCEMENT FOR BOTH PARTIES TO ENTER INTO THIS AGREEMENT. EACH PARTY HAS REVIEWED THIS WAIVER WITH ITS COUNSEL.
     WITHOUT INTENDING IN ANY WAY TO LIMIT THE PARTIES’ AGREEMENT TO WAIVE THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY, if the above waiver of the right to a trial by jury is not enforceable, the parties hereto agree that any and all disputes or controversies of any nature between them arising at any time shall be decided by a reference to a private judge, mutually selected by the parties (or, if they cannot agree, by the Presiding Judge of the Santa Clara County, California Superior Court) appointed in accordance with California Code of Civil Procedure Section 638 (or pursuant to comparable provisions of federal law if the dispute falls within the exclusive jurisdiction of the federal courts), sitting without a jury, in Santa Clara County, California; and the parties hereby submit to the jurisdiction of such court. The reference proceedings shall be conducted pursuant to and in accordance with the provisions of California Code of Civil Procedure §§ 638 through 645.1, inclusive. The private judge shall have the power, among others, to grant provisional relief, including without limitation, entering temporary restraining orders, issuing preliminary and permanent injunctions and appointing receivers. All such proceedings shall be closed to the public and confidential and all records relating thereto shall be permanently sealed. If during the course of any dispute, a party desires to seek provisional relief, but a judge has not been appointed at that point pursuant to the judicial reference procedures, then such party may apply to the Santa Clara County, California Superior Court for such relief. The proceeding before the private judge shall be conducted in the same manner as it would be before a court under the rules of evidence applicable to judicial proceedings. The parties shall be entitled to discovery which shall be conducted in the same manner as it would be before a court under the rules of discovery applicable to judicial proceedings. The private judge shall oversee discovery and may enforce all discovery rules and order applicable to judicial proceedings in the same manner as a trial court judge. The parties agree that the selected or appointed private judge shall have the power to decide all issues in the action or proceeding, whether of fact or of law, and shall report a statement of decision thereon pursuant to the California Code of Civil Procedure § 644(a). Nothing in this paragraph shall limit the right of any party at any time to exercise self-help remedies, foreclose against collateral, or obtain provisional remedies. The private judge shall also determine all issues relating to the applicability, interpretation, and enforceability of this paragraph.
     12 GENERAL PROVISIONS
     12.1 Successors and Assigns. This Agreement binds and is for the benefit of the successors and permitted assigns of each party. Borrowers may not assign this Agreement or any rights or obligations under it without Bank’s prior written consent (which may be granted or withheld in Bank’s discretion). Bank has the right, without the consent of or notice to Borrowers, to sell, transfer, negotiate, or grant participation in all or any part of, or any interest in, Bank’s obligations, rights, and benefits under this Agreement and the other Loan Documents.
     12.2 Indemnification. Borrowers agree to indemnify, defend and hold Bank and its directors, officers, employees, agents, attorneys, or any other Person affiliated with or representing Bank (each, an “Indemnified Person”) harmless against: (a) all obligations, demands, claims, and liabilities (collectively, “Claims”) asserted by any other party in connection with the transactions contemplated by the Loan Documents; and (b) all losses or Bank

Expenses incurred, or paid by such Indemnified Person from, following, or arising from transactions between Bank and Borrowers (including reasonable attorneys’ fees and expenses), except for Claims and/or losses directly caused by such Indemnified Person’s gross negligence or willful misconduct.
     12.3 Time of Essence. Time is of the essence for the performance of all Obligations in this Agreement.
     12.4 Severability of Provisions. Each provision of this Agreement is severable from every other provision in determining the enforceability of any provision.
     12.5 Correction of Loan Documents. Bank may correct patent errors and fill in any blanks in this Agreement and the other Loan Documents consistent with the agreement of the parties.
     12.6 Amendments in Writing; Integration. All amendments to this Agreement must be in writing and signed by both Bank and Borrowers. This Agreement and the Loan Documents represent the entire agreement about this subject matter and supersede prior negotiations or agreements. All prior agreements, understandings, representations, warranties, and negotiations between the parties about the subject matter of this Agreement and the Loan Documents merge into this Agreement and the Loan Documents.
     12.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, are an original, and all taken together, constitute one Agreement.
     12.8 Survival. All covenants, representations and warranties made in this Agreement continue in full force until this Agreement has terminated pursuant to its terms and all Obligations (other than inchoate indemnity obligations and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. The obligation of Borrowers in Section 12.2 to indemnify Bank shall survive until the statute of limitations with respect to such claim or cause of action shall have run.
     12.9 Confidentiality. In handling any confidential information, Bank shall exercise the same degree of care that it exercises for its own proprietary information, but disclosure of information may be made: (a) to Bank’s Subsidiaries or Affiliates in connection with their business with Borrower; (b) to prospective transferees or purchasers of any interest in the Credit Extensions (provided, however, Bank shall use commercially reasonable efforts to obtain such prospective transferee’s or purchaser’s agreement to the terms of this provision); (c) as required by law, regulation, subpoena, or other order; (d) to Bank’s regulators or as otherwise required in connection with Bank’s examination or audit; (e) as Bank considers appropriate in exercising remedies under the Loan Documents; and (f) to third-party service providers of Bank so long as such service providers have executed a confidentiality agreement with Bank for the benefit of Borrower with terms no less restrictive than those contained herein. Confidential information does not include information that either: (i) is in the public domain or in Bank’s possession when disclosed to Bank, or becomes part of the public domain after disclosure to Bank; or (ii) is disclosed to Bank by a third party, if Bank does not know that the third party is prohibited from disclosing the information.
     12.10 Co-Borrower Waivers.
     (a) Cross-Guaranty. Each Borrower hereby agrees that such Borrower is jointly and severally liable for, and hereby absolutely and unconditionally guarantees to Bank and its successors and assigns, the full and prompt payment (whether at stated maturity, by acceleration or otherwise) and performance of, all Obligations owed or hereafter owing to Bank by each other Borrower. Each Borrower agrees that its guaranty obligation hereunder is a continuing guaranty of payment and performance and not of collection, that its obligations under this Agreement shall not be discharged until payment and performance, in full, of the Obligations has occurred, and that its obligations under this Section 12.10 shall be absolute and unconditional, irrespective of, and unaffected by,
     (i) the genuineness, validity, regularity, enforceability or any future amendment of, or change in, this Agreement, any other Loan Document or any other agreement, document or instrument to which any Borrower is or may become a party;

     (ii) the absence of any action to enforce this Agreement (including this Section 12.10) or any other Loan Document or the waiver or consent by Bank with respect to any of the provisions thereof;
     (iii) the existence, value or condition of, or failure to perfect its Lien against, any security for the Obligations or any action, or the absence of any action, by Bank in respect thereof (including the release of any such security);
     (iv) the insolvency of any Borrower or any Guarantor; or
     (v) any other action or circumstances that might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor.
     Each Borrower shall be regarded, and shall be in the same position, as the principal debtor with respect to the Obligations guaranteed hereunder.
     (b) Specific Waivers by Borrowers. Each Borrower expressly waives all rights it may have now or in the future under any statute, or at common law, or at law or in equity, or otherwise, to compel Bank to marshal assets or to proceed in respect of the Obligations guaranteed hereunder against any other Borrower or any Guarantor, any other party or against any security for the payment and performance of the Obligations before proceeding against, or as a condition to proceeding against, such Borrower. Without limiting the generality of the foregoing, each Borrower expressly waives the benefit of California Civil Code Section 2815 permitting the revocation of any guaranty as to future transactions and the benefit of California Civil Code Sections 2787 through 2855, 2899 and 1432 with respect to certain suretyship defenses. It is agreed among each Borrower and Bank that the foregoing waivers are of the essence of the transaction contemplated by this Agreement and the other Loan Documents and that, but for the provisions of this Section 12.10 and such waivers, Bank would decline to enter into this Agreement.
     (c) Benefit of Guaranty. Each Borrower agrees that the provisions of this Section 12.10 are for the benefit of Bank and its successors, transferees, endorsees and assigns, and nothing herein contained shall impair, as between any other Borrower and Bank, the obligations of such other Borrower under the Loan Documents.
     (d) Waiver of Subrogation. Etc. Notwithstanding anything to the contrary in this Agreement or in any other Loan Document or until all obligations are paid in full, each Borrower hereby expressly and irrevocably waives any and all rights at law or in equity to subrogation, reimbursement, exoneration, contribution, indemnification or set off and any and all defenses available to a surety, guarantor or accommodation co-obligor. Each Borrower acknowledges and agrees that this waiver is intended to benefit Bank and shall not limit or otherwise affect such Borrower’s liability hereunder or the enforceability of this Section 12.10, and that Bank and its successors and assigns are intended third party beneficiaries of the waivers and agreements set forth in this Section 12.10.
     12.11 Attorneys’ Fees, Costs and Expenses. In any action or proceeding between Borrowers and Bank arising out of or relating to the Loan Documents, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and other costs and expenses incurred, in addition to any other relief to which it may be entitled.
     13 DEFINITIONS
     13.1 Definitions. As used in the Loan Documents, the word “shall” is mandatory, the word “may” is permissive, the word “or” is not exclusive, the words “includes” and “including” are not limiting, the singular includes the plural, and numbers denoting amounts that are set off in brackets are negative. As used in this Agreement, the following terms have the following meanings:
     “Account” is any “account” as defined in the Code with such additions to such term as may hereafter be made, and includes, without limitation, all accounts receivable and other sums owing to Borrower.
     “Account Debtor” is any “account debtor” as defined in the Code with such additions to such term as may hereafter be made.

     “Advance” or “Advances” means an advance (or advances) under the Revolving Line.
     “Affiliate” of any Person is a Person that owns or controls directly or indirectly the Person, any Person that controls or is controlled by or is under common control with the Person, and each of that Person’s senior executive officers, directors, partners and, for any Person that is a limited liability company, that Person’s managers and members.
     “Agreement” is defined in the preamble hereof.
     “Availability Amount” is (a) the lesser of (i) the Revolving Line or (ii) the amount available under the Borrowing Base minus (b) the amount of all outstanding Letters of Credit (including drawn but unreimbursed Letters of Credit) plus an amount equal to the Letter of Credit Reserve, minus (c) the FX Reserve, minus (d) any outstanding amounts used for Cash Management Services, and minus (e) the outstanding principal balance of any Advances.
     “Bank” is defined in the preamble hereof.
     “Bank Expenses” are all audit fees and expenses, costs, and expenses (including reasonable attorneys’ fees and expenses) for preparing, amending, negotiating, administering, defending and enforcing the Loan Documents (including, without limitation, those incurred in connection with appeals or Insolvency Proceedings) or otherwise incurred with respect to Borrower.
     “Bankruptcy-Related Defaults” is defined in Section 9.1.
     “Borrower” is defined in the preamble hereof
     “Borrower’s Books” are all Borrower’s books and records including ledgers, federal and state tax returns, records regarding Borrower’s assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.
     “Borrowing Base” is the sum of: (a) 80% of Eligible Accounts plus (b) 50% of Eligible Intra-Quarter Managed Accounts; provided that Bank may lower the percentages of the Borrowing Base after performing an audit of Borrower’s Collateral.
     “Borrowing Base Certificate” is that certain certificate in the form attached hereto as Exhibit C.
     “Borrowing Resolutions” are, with respect to any Person, those resolutions substantially in the form attached hereto as Exhibit D.
     “Business Day” is any day that is not a Saturday, Sunday or a day on which Bank is closed.
     “Cash Equivalents” means (a) marketable direct obligations issued or unconditionally guaranteed by the United States or any agency or any State thereof having maturities of not more than one (1) year from the date of acquisition; (b) commercial paper maturing no more than one (1) year after its creation and having the highest rating from either Standard & Poor’s Ratings Group or Moody’s Investors Service, Inc.; (c) Bank’s certificates of deposit issued maturing no more than one (1) year after issue; and (d) money market funds at least ninety-five percent (95%) of the assets of which constitute Cash Equivalents of the kinds described in clauses (a) through (c) of this definition.
     “Cash Management Services” is defined in Section 2.1.4.
     “Change in Control” means any event, transaction, or occurrence as a result of which (a) any “person” (as such term is defined in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as an amended (the “Exchange Act”)), other than a trustee or other fiduciary holding securities under an employee benefit plan of Borrower, is or becomes a beneficial owner (within the meaning Rule 13d-3 promulgated under the Exchange Act), directly or indirectly, of securities of Borrower, representing twenty-five percent (25%) or more of the combined voting power of Borrower’s then outstanding securities; or (b) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the Board of Directors of Borrower (together with any new directors whose election by the Board of Directors of Borrower was approved by a vote of at least two-thirds of the directors then still in office who either were directions at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office.
     “Code” is the Uniform Commercial Code, as the same may, from time to time, be enacted and in effect in the State of California; provided, that, to the extent that the Code is used to define any term herein or in any Loan Document and such term is defined differently in different Articles or Divisions of the Code, the definition of such term contained in Article or Division 9 shall govern; provided further, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection, or priority of, or remedies with respect to, Bank’s Lien on any Collateral is governed by the Uniform Commercial Code in effect in a jurisdiction other than the State of California, the term “Code” shall mean the Uniform Commercial Code as enacted and in effect in such other jurisdiction solely for purposes on the provisions thereof relating to such attachment, perfection, priority, or remedies and for purposes of definitions relating to such provisions.
     “Collateral” is any and all properties, rights and assets of Borrower described on Exhibit A.
     “Collateral Account” is any Deposit Account, Securities Account, or Commodity Account.
     “Commodity Account” is any “commodity account” as defined in the Code with such additions to such term as may hereafter be made.
     “Compliance Certificate” is that certain certificate in the form attached hereto as Exhibit D.
     “Contingent Obligation” is, for any Person, any direct or indirect liability, contingent or not, of that Person for (a) any indebtedness, lease, dividend, letter of credit or other obligation of another, such as an obligation directly or indirectly guaranteed, endorsed, co-made, discounted or sold with recourse by that Person, or for which that Person is directly or indirectly liable; (b) any obligations for undrawn letters of credit for the account of that Person; and (c) all obligations from any interest rate, currency or commodity swap agreement, interest rate cap or collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; but “Contingent Obligation” does not include endorsements in the ordinary course of business. The amount of a Contingent Obligation is the stated or determined amount of the primary obligation for which the Contingent Obligation is made unless the Contingent Obligation is limited by the terms thereof, in which case the amount of the Contingent Obligation shall be such limitation or, if not determinable, the maximum reasonably anticipated liability for it determined by the Person in good faith; but the amount may not exceed the maximum of the obligations under any guarantee or other support arrangement.
     “Continuation Date” means any date on which Borrowers continue a LIBOR Term Loan into another Interest Period.
     “Control Agreement” is any control agreement entered into among the depository institution at which Borrower maintains a Deposit Account or the securities intermediary or commodity intermediary at which Borrower maintains a Securities Account or a Commodity Account, Borrower, and Bank pursuant to which Bank obtains control (within the meaning of the Code) over such Deposit Account, Securities Account, or Commodity Account.
     “Conversion Date” means any date on which Borrower converts a Prime Rate Term Loan to a LIBOR Term Loan or a LIBOR Term Loan to a Prime Rate Term Loan.
     “Credit Extension” is any Advance, Letter of Credit, Term Loan, FX Forward Contract, amount utilized for Cash Management Services, or any other extension of credit by Bank for Borrower’s benefit.
     “Credit Party” means Borrower, and each of Borrower’s Subsidiaries.
     “Current Liabilities” are all obligations and liabilities of Borrower to Bank, plus, without duplication, the aggregate amount of Borrower’s Total Liabilities that mature within one (1) year.
     “Default Rate” is defined in Section 2.3(b).

     “Deferred Revenue” is all amounts received or invoiced in advance of performance under contracts and not yet recognized as revenue.
     “Deposit Account” is any “deposit account” as defined in the Code with such additions to such term as may hereafter be made.
     “Designated Deposit Account” is Borrower’s Deposit Account, account number 3300362344, maintained with Bank.
     “Dollars,” “dollars” and “$” each mean lawful money of the United States.
     “EBITDA” shall mean, on a consolidated basis, (a) Net Income, plus (b) Interest Expense, plus (c) to the extent deducted in the calculation of Net Income, depreciation expense and amortization expense, plus (d) income tax expense, plus (e) other non-cash expense including stock compensation expenses.
     “Effective Date” is the date Bank executes this Agreement as indicated on the signature page hereof.
     “Eligible Accounts” means Accounts which arise in the ordinary course of Borrower’s business that meet all Borrower’s representations and warranties in Section 5.3. Bank reserves the right at any time after the Effective Date to adjust any of the criteria set forth below and to establish new criteria in its good faith business judgment based on an audit of Borrower’s Collateral on at least 60 days’ prior written notice to Borrower. Eligible Accounts shall not include:
     (a) Accounts that the Account Debtor has not paid within sixty (60) days of due date regardless of invoice payment period terms, except for CitiStreet, who shall have up to ninety (90) days past due date;
     (b) Accounts owing from an Account Debtor, sixty percent (60%) or more of whose Accounts have not been paid within ninety (90) days of invoice date;
     (c) Accounts owing from an Account Debtor which does not have its principal place of business in the United States or Canada unless such Accounts are otherwise Eligible Accounts and (i) covered in full by credit insurance satisfactory to Bank, less any deductible, (ii) supported by letter(s) of credit acceptable to Bank, (iii) supported by a guaranty from the Export-Import Bank of the United States, or (iv) that Bank otherwise approves of in writing.;
     (d) Accounts owing from an Account Debtor to whom Borrower is indebted or obligated in any manner to the Account Debtor (as creditor, lessor, supplier or otherwise — sometimes called “contra” accounts, accounts payable, customer deposits or credit accounts), but (i) such Accounts are excluded only to the extent of Borrower’s indebtedness to such Account Debtors and (ii) such exclusion does not include Accounts subject to customary credits, adjustments and/or discounts given to an Account Debtor by Borrower in the ordinary course of its business, provided that Deferred Revenue is allowed to the extent it can be offset against amounts invoiced;
     (e) Accounts for which the Account Debtor is Borrower’s Affiliate, officer, employee, or agent;
     (f) Accounts with credit balances over sixty (60) days from due date;
     (g) Accounts owing from an Account Debtor, including Affiliates, whose total obligations to Borrower exceed twenty-five (25%) of all Accounts, except for JP Morgan Chase and CitiStreet, for which such percentage is 35%, for the amounts that exceed that percentage, unless Bank approves in writing;
     (h) Accounts owing from an Account Debtor which is a United States government entity or any department, agency, or instrumentality thereof unless Borrower has assigned its payment rights to Bank and the assignment has been acknowledged under the Federal Assignment of Claims Act of 1940, as amended;
     (i) Accounts for demonstration or promotional equipment, or in which goods are consigned, or sold on a “sale guaranteed”, “sale or return”, “sale on approval”, or other terms if Account Debtor’s payment may be conditional;

     (j) Accounts owing from an Account Debtor that has not been invoiced or where goods or services have not yet been rendered to the Account Debtor (sometimes called memo billings or pre-billings);
     (k) Accounts subject to contractual arrangements between Borrower and an Account Debtor where payments shall be scheduled or due according to completion or fulfillment requirements where the Account Debtor has a right of offset for damages suffered as a result of Borrower’s failure to perform in accordance with the contract (sometimes called contracts accounts receivable, progress billings, milestone billings, or fulfillment contracts);
     (l) Accounts owing from an Account Debtor the amount of which may be subject to withholding based on the Account Debtor’s satisfaction of Borrower’s complete performance (but only to the extent of the amount withheld; sometimes called retainage billings);
     (m) Accounts subject to trust provisions, subrogation rights of a bonding company, or a statutory trust;
     (n) Accounts owing from an Account Debtor that has been invoiced for goods that have not been shipped to the Account Debtor unless Bank, Borrower, and the Account Debtor have entered into an agreement acceptable to Bank in its sole discretion wherein the Account Debtor acknowledges that (i) it has title to and has ownership of the goods wherever located, (ii) a bona fide sale of the goods has occurred, and (iii) it owes payment for such goods in accordance with invoices from Borrower (sometimes called “bill and hold” accounts);
     (o) Accounts that represent non-trade receivables or that are derived by means other than in the ordinary course of Borrower’s business;
     (p) Accounts or the portion’s thereof for which Borrower has permitted payment to extend beyond 90 days;
     (q) Accounts subject to chargebacks or others payment deductions taken by an Account Debtor (but only to the extent the chargeback is determined invalid and subsequently collected by Borrower);
     (r) Accounts in which the Account Debtor disputes liability or makes any claim (but only up to the disputed or claimed amount), or if the Account Debtor is subject to an Insolvency Proceeding, or becomes insolvent, or goes out of business;
     (s) Accounts with selling terms of more than 30 days (45 days for Accounts where the Account Debtor is Citistreet, Dell Computer, Xerox, Apple Computer, Bank of America, IBM, PepsiCo, JP Morgan Chase and Hewlett-Packard); provided that Bank may approve other accounts on a case by case basis from Account Debtors that represent $25,000 or more of Borrower’s revenue per year; and
     (t) Accounts for which Bank in its good faith business judgment determines collection to be doubtful.
     “Eligible Intra-Quarter Managed Accounts” is the portion of Intra-Quarter Managed Accounts representing services: (i) that have been fully performed by Borrower, (ii) for which the relevant Account Debtor owes Borrower, and (iii) the invoice for which is scheduled to be delivered no later than the end of the calendar quarter during which the relevant services were provided.
     “Equipment” is all “equipment” as defined in the Code with such additions to such term as may hereafter be made, and includes without limitation all machinery, fixtures, goods, vehicles (including motor vehicles and trailers), and any interest in any of the foregoing.
     “ERISA” is the Employee Retirement Income Security Act of 1974, and its regulations.
     “Event of Default” is defined in Section 8.
     “Fixed Charge Coverage Ratio” is the ratio of Borrowers’ EBITDA for the fiscal quarter ending on the date of measurement to the sum of scheduled principal and interest payments on Indebtedness for such fiscal quarter.

     “Foreign Currency” means lawful money of a country other than the United States.
     “Funding Date” is any date on which a Credit Extension is made to or on account of Borrower which shall be a Business Day.
     “FX Business Day” is any day when (a) Bank’s Foreign Exchange Department is conducting its normal business and (b) the Foreign Currency being purchased or sold by Borrower is available to Bank from the entity from which Bank shall buy or sell such Foreign Currency.
     “FX Forward Contract” is defined in Section 2.1.3.
     “FX Reduction Amount” is defined in Section 2.1.3.
     “FX Reserve” is defined in Section 2.1.3.
     “GAAP” is generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other Person as may be approved by a significant segment of the accounting profession, which are applicable to the circumstances as of the date of determination.
     “General Intangibles” is all “general intangibles” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation, all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, trademarks, service marks and, to the extent permitted under applicable law, any applications therefor, whether registered or not, any trade secret rights, including any rights to unpatented inventions, payment intangibles, royalties, contract rights, goodwill, franchise agreements, purchase orders, customer lists, route lists, telephone numbers, domain names, claims, income and other tax refunds, security and other deposits, options to purchase or sell real or personal property, rights in all litigation presently or hereafter pending (whether in contract, tort or otherwise), insurance policies (including without limitation key man, property damage, and business interruption insurance), payments of insurance and rights to payment of any kind.
     “Governmental Approval” is any consent, authorization, approval, order, license, franchise, permit, certificate, accreditation, registration, filing or notice, of, issued by, from or to, or other act by or in respect of, any Governmental Authority.
     “Governmental Authority” is any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of or pertaining to government, any securities exchange and any self-regulatory organization.
     “Guarantor” is any present or future guarantor of the Obligations, including Financial Engines Advisors, L.L.C.
     “Indebtedness” is (a) indebtedness for borrowed money or the deferred price of property or services, such as reimbursement and other obligations for surety bonds and letters of credit, (b) obligations evidenced by notes, bonds, debentures or similar instruments, (c) capital lease obligations, and (d) Contingent Obligations.
     “Indemnified Person” is defined in Section 12.2.
     “Initial Audit” is Bank’s inspection of Borrower’s Accounts, the Collateral, and Borrower’s Books.
     “Insolvency Proceeding” is any proceeding by or against any Person under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other relief.

     “Interest Expense” means for any fiscal period, interest expense (whether cash or non-cash) determined in accordance with GAAP for the relevant period ending on such date, including, in any event, interest expense with respect to any Credit Extension and other Indebtedness of Borrower and its Subsidiaries, including, without limitation or duplication, all commissions, discounts, or related amortization and other fees and charges with respect to letters of credit and bankers’ acceptance financing and the net costs associated with interest rate swap, cap, and similar arrangements, and the interest portion of any deferred payment obligation (including leases of all types).
     “Interest Payment Date” means, with respect to any LIBOR Term Loan, the last day of each Interest Period applicable to such LIBOR Term Loan, but not less often than every three months and, with respect to Prime Rate Term Loans and Prime Rate Advances, the first day of each month (or, if that day of the month does not fall on a Business Day, then on the first Business Day following such date), and each date a Prime Rate Term Loan is converted into a LIBOR Term Loan to the extent of the amount converted to a LIBOR Term Loan.
     “Interest Period” means, as to any LIBOR Term Loan, the period commencing on the date of such LIBOR Term Loan, or on the conversion/continuation date on which the LIBOR Term Loan is converted into or continued as a LIBOR Term Loan, and ending on the date that is 1, 2, 3 or 6 months thereafter, in each case as Borrower may elect in the applicable Notice of Borrowing or Notice of Conversion/Continuation; provided, however, that (a) no Interest Period with respect to any LIBOR Term Loan shall end later than the Term Loan Maturity Date, (b) the last day of an Interest Period shall be determined in accordance with the practices of the LIBOR interbank market as from time to time in effect, (c) if any Interest Period would otherwise end on a day that is not a Business Day, that Interest Period shall be extended to the following Business Day unless, in the case of a LIBOR Term Loan, the result of such extension would be to carry such Interest Period into another calendar month, in which event such Interest Period shall end on the preceding Business Day, (d) any Interest Period pertaining to a LIBOR Term Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period, and (e) interest shall accrue from and include the first Business Day of an Interest Period but exclude the last Business Day of such Interest Period.
     “Interest Rate Determination Date” means each date for calculating the LIBOR for purposes of determining the interest rate in respect of an Interest Period. The Interest Rate Determination Date shall be the second Business Day prior to the first day of the related Interest Period for a LIBOR Term Loan.
     “Intra-Quarter Managed Accounts” are Accounts arising out the managed account services provided by Borrower to its customers that would otherwise qualify as Eligible Accounts except for the fact that the same have not been billed to the relevant Account Debtor.
     “Inventory” is all “inventory” as defined in the Code in effect on the date hereof with such additions to such term as may hereafter be made, and includes without limitation all merchandise, raw materials, parts, supplies, packing and shipping materials, work in process and finished products, including without limitation such inventory as is temporarily out of Borrower’s custody or possession or in transit and including any returned goods and any documents of title representing any of the above.
     “Investment” is any beneficial ownership interest in any Person (including stock, partnership interest or other securities), and any loan, advance or capital contribution to any Person.
     “IP Agreement” is that certain Intellectual Property Security Agreement executed and delivered by Borrower to Bank dated as of even date herewith.
     “IPO” is an initial public offering of Borrower’s stock.
     “Letter of Credit” means a standby letter of credit issued by Bank or another institution based upon an application, guarantee, indemnity or similar agreement on the part of Bank as set forth in Section 2.1.2.
     “Letter of Credit Application” is defined in Section 2.1.2(a).
     “Letter of Credit Reserve” has the meaning set forth in Section 2.1.2(c).

     “LIBOR” means, for any Interest Rate Determination Date with respect to an Interest Period for any Term Loan to be made, continued as or converted into a LIBOR Term Loan, the rate of interest per annum (as set forth by Bloomberg Information Service or any successor thereto or any other service selected by Lender which has been nominated by the British Bankers’ Association as an authorized information vendor for the purpose of displaying such rates) at which deposits in United States Dollars are offered to Bank in the London interbank market (rounded upward, if necessary, to the nearest 0.0001%) in which Bank customarily participates at 11:00 a.m. (local time in such interbank market) two (2) Business Days prior to the first day of such Interest Period for a period approximately equal to such Interest Period and in an amount approximately equal to the amount of such Term Loan.
     “LIBOR Rate” means, for each Interest Period in respect of LIBOR Term Loans, an interest rate per annum (rounded upward, if necessary, to the nearest 0.0001%) equal to LIBOR for such Interest Period divided by one (1) minus the Reserve Requirement for such Interest Period, but in no event shall the LIBOR Rate be less than one and one-half percent (1.50%).
     “LIBOR Term Loan” means any portion of the Term Loan that bears interest based on the LIBOR Rate.
     “Lien” is a claim, mortgage, deed of trust, levy, charge, pledge, security interest or other encumbrance of any kind, whether voluntarily incurred or arising by operation of law or otherwise against any property.
     “Loan Documents” are, collectively, this Agreement, the Perfection Certificate, the IP Agreement, the Intercreditor Agreement, any note, or notes or guaranties executed by Borrower or any Guarantor, and any other present or future agreement between Borrower any Guarantor and/or for the benefit of Bank in connection with this Agreement, all as amended, restated, or otherwise modified.
     “Loan Supplement” is the form included as part of Exhibit A.
     “Managed Accounts” are those Accounts from clients who receive personalized asset management services from Borrower.
     “Material Adverse Change” is (a) a material impairment in the perfection or priority of Bank’s Lien in the Collateral or in the value of such Collateral; (b) a material adverse change in the business, operations, or condition (financial or otherwise) of Borrower; or (c) a material impairment of the ability of Borrower to repay any portion of the Obligations.
     “Material Indebtedness” is any Indebtedness the principal amount of which is equal to or greater than $500,000.
     “Oak Hill Note” is that certain promissory note issued by Financial Engines to Coast DL Funding LLC in the original principal amount of $10,000,000.
     “Obligations” are Borrower’s any Credit Party’s obligation to pay when due any debts, principal, interest, Bank Expenses and other amounts Borrower or any Credit Party owes Bank now or later, whether under this Agreement, the Loan Documents, or otherwise, including, without limitation, all obligations relating to letters of credit (including reimbursement obligations for drawn and undrawn letters of credit), cash management services, and foreign exchange contracts, if any, and including interest accruing after Insolvency Proceedings begin and debts, liabilities, or obligations of Borrower or any Credit Party assigned to Bank, and the performance of Borrower’s any Credit Party’s duties under the Loan Documents.
     “Operating Documents” are, for any Person, such Person’s formation documents, as certified with the Secretary of State of such Person’s state of formation on a date that is no earlier than 30 days prior to the Effective Date, and, (a) if such Person is a corporation, its bylaws in current form, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.
     “Payment/Advance Form” is that certain form attached hereto as Exhibit B.

     “Perfection Certificate” is defined in Section 5.1.
     “Permitted Distributions” means:
     (a) purchases of capital stock from former employees, consultants and directors pursuant to repurchase agreements or other similar agreements in an aggregate amount not to exceed $300,000 in any fiscal year plus $1,000,000 per year to allow for purchases of restricted stock from executives in an amount necessary to pay withholding tax, provided that at the time of such purchase no Default or Event of Default has occurred and is continuing;
     (b) distributions or dividends consisting solely of Borrower’s capital stock;
     (c) purchases for value of any rights distributed in connection with any stockholder rights plan;
     (d) purchases of capital stock or options to acquire such capital stock with the proceeds received from a substantially concurrent issuance of capital stock or convertible securities;
     (e) purchases of capital stock pledged as collateral for loans to employees;
     (f) purchases of capital stock in connection with the exercise of stock options or stock appreciation rights by way of cashless exercise or in connection with the satisfaction of withholding tax obligations;
     (g) purchases of fractional shares of capital stock arising out of stock dividends, splits or combinations or business combinations;
     (h) the settlement or performance of such Person’s obligations under any equity derivative transaction, option contract or similar transaction or combination of transactions; and
     (i) other distributions, dividends or purchases of Borrower’s capital stock in cash, provided that the aggregate amount of such distributions, dividends, or purchases made pursuant to this clause (i) during the period commencing on the Effective Date and ending on the date of determination, when combined with purchases of Subordinated Debt during such period, shall not exceed $100,000, and no Default or Event of Default exists or could result from such other distribution, dividend, or purchase.
     “Permitted Indebtedness” is:
     (a) Borrower’s Indebtedness to Bank under this Agreement and any other Loan Document;
     (b) (i) any Indebtedness that does not exceed $250,000 in principal amount existing on the Effective Date, and (ii) any Indebtedness in excess of $250,000 in principal amount existing on the Effective Date and shown on the Perfection Certificate;
     (c) Subordinated Debt;
     (d) unsecured Indebtedness to trade creditors and with respect to surety bonds and similar obligations] incurred in the ordinary course of business;
     (e) guaranties of Permitted Indebtedness and of obligations of a Borrower or a subsidiary that do not constitute Indebtedness;
     (f) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business;
     (g) Indebtedness consisting of interest rate, currency, or commodity swap agreements, interest rate cap or collar agreements or arrangements designated to protect Borrower against fluctuations in interest rates, currency exchange rates, or commodity prices;

     (h) Indebtedness between Borrower and any of its Subsidiaries or among any of Borrower’s Subsidiaries;
     (i) Indebtedness with respect to documentary letters of credit;
     (j) capitalized leases and purchase money Indebtedness not to exceed $500,000 in the aggregate in any fiscal year secured by Permitted Liens;
     (k) Indebtedness of entities acquired in any permitted merger or acquisition transaction;
     (l) refinanced Permitted Indebtedness, provided that the amount of such Indebtedness is not increased except by an amount equal to a reasonable premium or other reasonable amount paid in connection with such refinancing and by an amount equal to any existing, but unutilized, commitment thereunder; and
     (m) other Indebtedness, if, on the date of incurring any Indebtedness pursuant to this clause (m), the outstanding aggregate amount of all Indebtedness incurred pursuant to this clause (m) does not exceed $100,000.
     “Permitted Investments” are:
     (a) Investments existing on the Effective Date;
     (b) (i) marketable direct obligations issued or unconditionally guaranteed by the United States or its agencies or any State maturing within 1 year from its acquisition, (ii) commercial paper maturing no more than 2 years after its creation and having the highest rating from either Standard & Poor’s Corporation or Moody’s Investors Service, Inc., and (iii) Bank’s certificates of deposit maturing no more than 2 years after issue;
     (c) Investments approved by the Borrower’s Board of Directors or otherwise pursuant to a Board- approved investment policy;
     (d) Investments in Borrower by any of its Subsidiaries or by Borrower in any Guarantor;
     (e) Investments consisting of Collateral Accounts in the name of Borrower or any Subsidiary so long as Bank has a first priority, perfected security interest in such Collateral Accounts other than Deposit Accounts used exclusively for payroll, payroll taxes and other employee wage and benefit payments to or for the benefit of Borrower’s employees;
     (f) Investments consisting of extensions of credit to Borrower’s or its Subsidiaries’ customers in the nature of accounts receivable, prepaid royalties or notes receivable arising from the sale or lease of goods, provision of services or licensing activities of Borrower;
     (g) Investments received in satisfaction or partial satisfaction of obligations owed by financially troubled obligors;
     (h) Investments acquired in exchange for any other Investments in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization;
     (i) Investments acquired as a result of a foreclosure with respect to any secured Investment;
     (j) Temporary advances to cover incidental expenses in the ordinary course of business not to exceed $250,000 in one year;
     (k) Investments in joint ventures, strategic alliances, licensing (on a non-exclusive basis) and similar arrangements customary in Borrower’s industry and which do not require Borrower to assume or to otherwise become liable for the obligations of any third party not directly related to or arising out of such arrangement or require Borrower to transfer ownership of non-cash assets to such joint venture or other entity or transfer of cash in excess of $250,000 in any one fiscal year;

     (l) Investments consisting of interest rate, currency, or commodity swap agreements, interest rate cap or collar agreements or arrangements designated to protect a Person against fluctuations in interest rates, currency exchange rates, or commodity prices;
     (m) Investments consisting of loans and advances to employees; and
     (n) other Investments, if, on the date of incurring any Investments pursuant to this clause (n), the outstanding aggregate amount of all Investments incurred pursuant to this clause (n) does not exceed $100,000.
     “Permitted Liens” are:
     (a) (i) Liens securing Permitted Indebtedness described under clause (b) of the definition of “Permitted Indebtedness” or (ii) Liens arising under this Agreement or other Loan Documents;
     (b) Liens for taxes, fees, assessments or other government charges or levies, either not delinquent or being contested in good faith and for which Borrower maintains adequate reserves on its Books, provided that no notice of any such Lien has been filed or recorded under the Internal Revenue Code of 1986, as amended, and the Treasury Regulations adopted thereunder;
     (c) Liens (including with respect to capital leases) (i) on property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) acquired or held by Borrower or its Subsidiaries incurred for financing such property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) other than Accounts, Inventory, or (ii) existing on property (and accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof) when acquired other than Accounts, Inventory, and Financed Equipment, if the Lien is confined to such property (including accessions, additions, parts, replacements, fixtures, improvements and attachments thereto, and the proceeds thereof);
     (d) Liens incurred in the extension, renewal or refinancing of the indebtedness secured by Liens described in (a) through (c), but any extension, renewal or replacement Lien must be limited to the property encumbered by the existing Lien and the principal amount of the indebtedness it secures may not increase;
     (e) leases or subleases of real property granted in the ordinary course of business, and leases, subleases, non-exclusive licenses or sublicenses of property (other than real property or intellectual property) granted in the ordinary course of Borrower’s business, if the leases, subleases, licenses and sublicenses do not prohibit granting Bank a security interest;
     (f) non-exclusive license of intellectual property granted to third parties in the ordinary course of business,and licenses of intellectual property that could not result in a legal transfer of title of the licensed property that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas outside of the United States;
     (g) leases or subleases granted in the ordinary course of Borrower’s business, including in connection with Borrower’s leased premises or leased property;
     (h) Liens in favor of custom and revenue authorities arising as a matter of law to secure the payment of custom duties in connection with the importation of goods;
     (i) Liens on insurance proceeds securing the payment of financed insurance premiums;
     (j) customary Liens granted in favor of a trustee to secure fees and other amounts owing to such trustee under an indenture or other similar agreement;
     (k) Liens on assets acquired in mergers and acquisitions not prohibited by Section 7 of this Agreement;

     (l) Liens consisting of pledges of cash, cash equivalents or government securities to secure swap or foreign exchange contracts or letters of credit];
     (m) Liens arising from attachments or judgments, orders, or decrees in circumstances not constituting an Event of Default under Sections 8.4 and 8.7;
     (n) Liens in favor of other financial institutions arising in connection with Borrower’s deposit or securities accounts held at such institutions;
     (o) Liens of carriers, warehousemen, suppliers, or other Persons that are possessory in nature arising in the ordinary course of business so long as such Liens attach only to Inventory, securing liabilities in the aggregate amount not to exceed $500,000 and which are not delinquent or remain payable without penalty or which are being contested in good faith and by appropriate proceedings which proceedings have the effect of preventing the forfeiture or sale of the property subject thereto;
     (p) Liens to secure payment of workers’ compensation, employment insurance, old-age pensions, social security and other like obligations incurred in the ordinary course of business (other than Liens imposed by ERISA); and
     (q) Liens not otherwise permitted, provided that (i) the amount of all such Liens is not in excess of $100,000 and (ii) such Liens are subordinate in priority to Bank’s Lien hereunder.
     “Person” is any individual, sole proprietorship, partnership, limited liability company, joint venture, company, trust, unincorporated organization, association, corporation, institution, public benefit corporation, firm, joint stock company, estate, entity or government agency.
     “Prime Rate” is Bank’s most recently announced “prime rate,” even if it is not Bank’s lowest rate, but in no event shall the Prime Rate be less than four percent (4.00%) per annum.
     “Prime Rate Term Loan” is any portion of the Term Loan that bears interest based on the Prime Rate.
     “Quick Assets” is, on any date, Borrower’s consolidated, unrestricted cash and Cash Equivalents, net billed accounts receivable and investments with maturities of fewer than 12 months determined according to GAAP.
     “Registered Organization” is any “registered organization” as defined in the Code with such additions to such term as may hereafter be made.
     “Requirement of Law” is as to any Person, the organizational or governing documents of such Person, and any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.
     “Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer and Controller of Borrower.
     “Revolving Line” is an Advance or Advances in an amount equal to Seven Million Dollars ($7,000,000).
     “Revolving Line Maturity Date” is 364 days from the Second Amended and Restated Effective Date.
     “Securities Account” is any “securities account” as defined in the Code with such additions to such term as may hereafter be made.
     “Settlement Date” is defined in Section 2.1.3.
     “Subordinated Debt” is (a) Indebtedness incurred by Borrower subordinated to Borrower’s Indebtedness owed to Bank and which is reflected in a written agreement in a manner and form reasonably acceptable to Bank and approved by Bank in writing, and (b) to the extent the terms of subordination do not change adversely to Bank, refinancings, refundings, renewals, amendments or extensions of any of the foregoing.
     “Subsidiary” means, with respect to any Person, any Person of which more than 50.0% of the voting stock or other equity interests (in the case of Persons other than corporations) is owned or controlled directly or indirectly by such Person or one or more of Affiliates of such Person.
     “Term Loan” is the loan made by Bank pursuant to the terms of Section 2.1.5 hereof.
     “Term Loan Amount” is an amount equal to Ten Million Dollars ($10,000,000).
     “Term Loan Maturity Date” is May 1, 2012.
     “Term Loan Payment” is defined in Section 2.1.5.
     “Transfer” is defined in Section 7.1.
     “Total Liabilities” is on any day, obligations that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness, and current portion of Subordinated Debt permitted by Bank to be paid by Borrower, but excluding all other Subordinated Debt.
[Signature page follows.]

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWERS: FINANCIAL ENGINES, INC.
By	/s/ Raymond J. Sims
	Name:	Raymond J. Sims
	Title:	EVP + CFO

FINANCIAL ENGINES REINCORPORATION SUB, INC.
By	/s/ Raymond J. Sims
	Name:	Raymond J. Sims
	Title:	EVP + CFO

BANK: SILICON VALLEY BANK
By
Name:
Title:
Effective Date:

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the Effective Date.

BORROWERS: FINANCIAL ENGINES, INC.
By	/s/ Raymond J. Sims
	Name:	Raymond J. Sims
	Title:	EVP & CFO

FINANCIAL ENGINES REINCORPORATION SUB, INC.
By	/s/ Raymond J. Sims
	Name:	Raymond J. Sims
	Title:	EVP & CFO

BANK: SILICON VALLEY BANK
By	/s/ Nick Tsiagkas
	Name:	Nick Tsiagkas
	Title:	Relationship Manager
Effective Date: April 20, 2009

EXHIBIT A
COLLATERAL DESCRIPTION
The Collateral consists of all of Borrowers’ right, title and interest in and to the following personal property:
     All goods, Accounts (including health-care receivables), Equipment, Inventory, contract rights or rights to payment of money, leases, license agreements, franchise agreements, General Intangibles, commercial tort claims, documents, instruments (including any promissory notes), chattel paper (whether tangible or electronic), cash, deposit accounts, fixtures, letters of credit rights (whether or not the letter of credit is evidenced by a writing), securities, and all other investment property, supporting obligations, and financial assets, whether now owned or hereafter acquired, wherever located; and
     all Borrowers’ Books relating to the foregoing, and any and all claims, rights and interests in any of the above and all substitutions for, additions, attachments, accessories, accessions and improvements to and replacements, products, proceeds and insurance proceeds of any or all of the foregoing; provided, however, that notwithstanding any of the other provisions set forth in Section 4, this Agreement shall not constitute a grant of a security interest in any property to the extent that such grant of a security interest is prohibited by any Requirement of Law of a Governmental Authority or constitutes a breach or default under or results in the termination of or requires any consent not obtained under, any contract, license, agreement, instrument or other document evidencing or giving rise to such property, except to the extent that such Requirement of Law or the term in such contract, license, agreement, instrument or other document providing for such prohibition, breach, default or termination or requiring such consent is ineffective under Section 9-406, 9-407, 9-408 or 9-409 of the Code (or any successor provision or provisions) of any relevant jurisdiction or any other applicable law (including the Bankruptcy Code) or principles of equity; provided, however, that such security interest shall attach immediately at such time as such Requirement of Law is not effective or applicable, or such prohibition, breach, default or termination is no longer applicable or is waived, and to the extent severable, shall attach immediately to any portion of the Collateral that does not result in such consequences.

EXHIBIT B — LOAN PAYMENT/ADVANCE REQUEST FORM
Deadline for same day processing is Noon P.S.T.

Fax To:	Date: _________
Loan Payment:
Financial Engines. Inc./Financial Engines Reincorporation Sub, Inc.

From Account #	To Account
#
(Deposit Account #) Principal $ $ Authorized Signature:	(Loan Account #) and/or Interest Phone Number:
Print Name/Title:
Loan Adavance:
Complete Outgoing Wire Request section below if all or a portion of the funds from this loan advance are for an outgoing wire.

From Account #	To Account
#
(Loan Account #) Amount of Advance $	(Deposit Account #)

All Borrower’s representations and warranties in the Second Amended and Restated Loan and Security Agreement are true, correct and complete in all material respects on the date of the request for an advance; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date:

Authorized Signature: Print Name/Title:	Phone Number:
Outgoing Wire Request:
Complete only if all or a portion of funds from the loan advance above is to be wired.
Deadline for same day processing is noon, P.S.T.

Beneficiary Name:
Amount of Wire: $
Beneficiary Bank:
Account Number:
City and State:

Beneficiary Bank Transit (ABA) #:	Beneficiary Bank Code (Swift, Sort, Chip, etc.):
(For International Wire Only)

Intermediary Bank:	Transit (ABA) #:
For Further Credit to:

Special Instruction:

By signing below, I (we) acknowledge and agree that my (our) funds transfer request shall be processed in accordance with and subject to the terms and conditions set forth in the agreements(s) covering funds transfer service(s), which agreements(s) were previously received and executed by me (us).

Authorized Signature:	2nd Signature (if required)
Print Name/Title:	Print Name/Title:
Telephone #: _______________               Telephone #: _______________

Exhibit B-1
FORM OF NOTICE OF BORROWING
Financial Engines, Inc.
Date: _________

To:	Silicon Valley Bank
3003 Tasman Drive
Santa Clara, CA 95054
Attention: Corporate Services Department

Re:	Second Amended and Restated Loan and Security Agreement dated as of ______ ___, 2009 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and between Financial Engines, Inc. and Financial Engines Reincorporation Sub, Inc. (“Borrower”), and Silicon Valley Bank (the “Bank”)
Ladies and Gentlemen:
     The undersigned refers to the Loan Agreement, the terms defined therein and used herein as so defined, and hereby gives you notice irrevocably, pursuant to Section 3.4(a) of the Loan Agreement, of the borrowing of an Term Loan.
     1. The Funding Date, which shall be a Business Day, of the requested borrowing is ____________.
     2. The aggregate amount of the requested borrowing is $____________.
     3. The requested Term Loan shall consist of $____________ of Prime Rate Term Loans and $___________ of LIBOR Term Loans. No Term Loan shall be less than $1,000,000.
     4. The duration of the Interest Period for the LIBOR Term Loans included in the requested Term Loan shall be _________ months.
     The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed funding before and after giving effect thereto, and to the application of the proceeds therefrom, as applicable:
     (a) all representations and warranties of Borrower contained in the Loan Agreement are true, accurate and complete in all material respects as of the date hereof; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date; and
     (b) no Default or Event of Default has occurred and is continuing, or would result from such proposed Term Loan.

Borrower	Financial Engines, Inc.
By:
Name:
Title:

Financial Engines Reincorporation Sub, Inc.
By:
Name:
Title:

For internal Bank use only

LIBOR Pricing Date	LIBOR	LIBOR Variance	Maturity Date
___%

Exhibit B-2
FORM OF NOTICE OF CONVERSION/CONTINUATION
Financial Engines, Inc.
Date: ___________

To:	Silicon Valley Bank
3003 Tasman Drive
Santa Clara, CA 95054
Attention:

Re:	Second Amended and Restated Loan and Security Agreement dated as of _________, 2009 (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”), by and between Financial Engines, Inc. and Financial Engines Reincorporation Sub, Inc. (“Borrowers”), and Silicon Valley Bank (the “Bank”)
Ladies and Gentlemen:
     The undersigned refers to the Loan Agreement, the terms defined therein being used herein as therein defined, and hereby gives you notice irrevocably, pursuant to Section 3.5 of the Loan Agreement, of the [conversion] [continuation] of the Term Loans specified herein, that:
     1. The date of the [conversion] [continuation] is ____________, 20___.
     2. The aggregate amount of the proposed Term Loan to be [converted] is $____________ or [continued] is $____________.
     3. The Term Loan is to be [converted into] [continued as] [LIBOR] [Prime Rate] Term Loans.
     4. The duration of the Interest Period for the LIBOR Term Loans included in the [conversion] [continuation] shall be ______ months.
     The undersigned, on behalf of Borrower, hereby certifies that the following statements are true on the date hereof, and will be true on the date of the proposed [conversion] [continuation], before and after giving effect thereto and to the application of the proceeds therefrom:
     (a) all representations and warranties of Borrower stated in the Loan Agreement are true, accurate and complete in all material respects as of the date hereof; [provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date]; and
     (b) no Default or Event of Default has occurred and is continuing, or would result from such proposed [conversion] [continuation].
[Signature page follows.]

Borrower	Financial Engines, Inc.
By:
Name:
Title:

Financial Engines Reincorporation Sub, Inc.
By:
Name:
Title:

For internal Bank use only

LIBOR Pricing Date	LIBOR	LIBOR Variance	Maturity Date
___%

EXHIBIT C
BORROWING BASE CERTIFICATE
Borrower: Financial Engines, Inc./Financial Engines Reincorporation Sub, Inc.
Lender: Silicon Valley Bank
Revolving Commitment Amount: $7,000,000

ACCOUNTS RECEIVABLE
1.	Accounts Receivable (invoiced) Book Value as of ____________________	$

2.	Additions (please explain on reverse)	$

3.	TOTAL ACCOUNTS RECEIVABLE	$

ACCOUNTS RECEIVABLE DEDUCTIONS (without duplication)
4.	Amounts over 60 days due	$

5.	Balance of 50% over 60 day accounts	$

6.	Foreign Accounts	$

7.	Foreign Invoiced Accounts	$

8.	Contra/Customer Deposit Accounts	$

9.	Intercompany/Employee Accounts	$

10.	Credit balances over 60 days	$

11.	Concentration Limits	$

12.	U.S. Governmental Accounts	$

13.	Other (please explain on reverse)	$

14.	TOTAL ACCOUNTS RECEIVABLE DEDUCTIONS	$

15.	Eligible Accounts (#3 minus #14)	$

16.	ELIGIBLE AMOUNT OF ACCOUNTS (80% of #15)	$

17.	50% of Eligible Intra-Quarter Managed Accounts	$

BALANCES
18.	Maximum Loan Amount	$

19.	Total Funds Available [Lesser of #18 or the sum of #16 and #17]	$

20.	Present balance owing on Line of Credit	$

21.	Outstanding under Sublimits	$

22.	RESERVE POSITION (#19 minus #20 and #21)	$

[Continued on following page.]

The undersigned represents and warrants that this is true, complete and correct, and that the information in this Borrowing Base Certificate complies with the representations and warranties in the Amended and Restated Loan and Security Agreement between the undersigned and Silicon Valley Bank.

COMMENTS: FINANCIAL ENGINES, INC.
By:
Authorized Signer
Date:

COMMENTS: FINANCIAL ENGINES REINCORPORATION SUB, INC.
By:
Authorized Signer
Date:

BANK USE ONLY

Received by: AUTHORIZED SIGNER Date:
Verified: AUTHORIZED SIGNER Date: Compliance Status: Yes No

EXHIBIT D — COMPLIANCE CERTIFICATE

TO: SILICON VALLEY BANK	Date: _______________
FROM:
     The undersigned authorized officers of Financial Engines, Inc. and Financial Engines Reincorporation Sub, Inc. (“Borrowers”) certify that under the terms and conditions of the Amended and Restated Loan and Security Agreement between Borrowers and Bank (the “Agreement”), (1) each Borrower is in complete compliance for the period ending _______________ with all required covenants except as noted below, (2) there are no Events of Default, (3) all representations and warranties in the Agreement are true and correct in all material respects as of the last day of the period for which this Certificate is provided except as noted below; provided, however, that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof; and provided, further that those representations and warranties expressly referring to a specific date shall be true, accurate and complete in all material respects as of such date, (4) each Borrower, and each of its Subsidiaries, has timely filed all required tax returns and reports, and each Borrower has timely paid all foreign, federal, state and local taxes, assessments, deposits and contributions owed by Borrowers except as otherwise permitted pursuant to the terms of Section 5.9 of the Agreement, and (5) no Liens have been levied or claims made against either Borrower or any of their Subsidiaries relating to unpaid employee payroll or benefits of which Borrowers have not previously provided written notification to Bank. Attached are the required documents supporting the certification. The undersigned certifies that these are prepared in accordance with GAAP consistently applied from one period to the next except as explained in an accompanying letter or footnotes. The undersigned acknowledges that no borrowings may be requested at any time or date of determination that either Borrower is not in compliance with any of the terms of the Agreement, and that compliance is determined not just at the date this certificate is delivered. Capitalized terms used but not otherwise defined herein shall have the meanings given them in the Agreement.
Please indicate compliance status by circling Yes/No under “Complies” column.

Reporting Covenant	Required	Complies

Monthly financial statements with Compliance Certificate	Monthly within 30 days	Yes No

Annual financial statement (CPA Audited) + CC	FYE within 150 days	Yes No

10-Q, 10-K and 8-K	The earlier of (A) five (5) days after filin (Illegible) with the SEC or (B) 50 days after each fiscal quarter or 95 days after each fiscal year end,	Yes No

Borrowing Base Certificate A/R & A/P Agings	Monthly within 30 days when Advances plus Letters of Credit are more than $1.5MM	Yes No

Cash Balance Report	Quarterly within 30 days
Borrowers shall provide Bank with at least fifteen days prior written notice of either Borrower’s intent to register any copyrights or mask works together with a copy of the application it intends to file. Borrowers shall promptly provide to Bank copies of all applications that either Borrower files for patents or for the registration of trademarks, servicemarks, copyrights or mask works.
The following Intellectual Property was registered (or a registration application submitted) after the Effective Date (if no registrations, state “None”)

Financial Covenant	Required	Actual	Complies
Maintain on a Monthly Basis:
Minimum Quick Ratio (Adjusted)	1.15:1.0 through 9/30/09 1.25:1.0 thereafter	___:1.0	Yes No
Maintain Annually:
Maximum Unfunded Capital Expenditures	$2,000,000 for FY 2009; $4,000,000 for each FY thereafter	$_______	Yes No
Maintain on a Quarterly Basis:
Minimum EBITDA	$750,000 for each of the two quarters ending 3/31/09 and 9/30/09	$_______	Yes No

Minimum Fixed Charge Coverage Ratio	Commencing 9/30/09. See 6.5(b)(ii)	___:1.0	Yes No
     The following financial covenant analysis and information set forth in Schedule 1 attached hereto are true and accurate as of the date of this Certificate.
     The following are the exceptions with respect to the certification above: (If no exceptions exist, state “No exceptions to note.”)

FINANCIAL ENGINES, INC.
By:
Name:
Title:

FINANCIAL ENGINES REINCORPORATION SUB, INC.
By:
Name:
Title:

BANK USE ONLY

Received by: AUTHORIZED SIGNER Date:

Verified: AUTHORIZED SIGNER Date: Compliance Status: Yes No

Schedule 1 to Compliance Certificate
Financial Covenants of Borrower
II. Adjusted Quick Ratio (Section 6.6(a)(i))
Required: 1.15:1.00 through 9/30/09 and 1.25:1.00 thereafter
Actual:

A	Aggregate value of the unrestricted cash and Cash Equivalents of Borrower and its Subsidiaries	$_______
B	Aggregate value of the net billed accounts receivable of Borrower and its Subsidiaries	$_______
C	Aggregate value of the Investments with maturities of fewer than 12 months of Borrower and it Subsidiaries	$_______
D	Quick Assets (the sum of lines A through C)	$_______
E.	Aggregate value of Obligations to Bank	$_______
F
Aggregate value of liabilities that should, under GAAP, be classified as liabilities on Borrower’s consolidated balance sheet, including all Indebtedness, not otherwise reflected in line E above, that matures within one (1) year
$_______
G	Aggregate value of all amounts received or invoiced by Borrower in advance of performance under contracts and not yet recognized as revenue	$_______
H	Current Liabilities (the sum of lines E and F minus line G)	$_______
I	Adjusted Quick Ratio (line D divided by line H)
II. EBITDA
Required: See Section 6.6(b)(i)
Actual:

A.	Net Income [per GAAP]	$_______
B.	To the extent included in the determination of Net Income
	1. The provision for income taxes	$_______
	2. Depreciation expense	$_______
	3. Amortization expense	$_______
	4. Interest Expense	$_______
	5. All other charges which are both non-cash and non-recurring, including for stock-based compensation	$_______
	7. The sum of lines 1 through 5	$_______
C.	EBITDA (line A plus line B.6)	_______

III. FIXED CHARGE COVERAGE RATIO
Required: See Section 6.6(b)(ii).
Actual:

A.	EBITDA	$______
B.	Scheduled payments of principal and interest for the quarter	$______
C.	Fixed Charge Coverage Ratio: Line A divided by Line B	___:1.0

Reaffirmation of Unconditional Secured Guaranty
          This Reaffirmation of Unconditional Secured Guaranty is entered into as of April 20, 2009, by the undersigned (the “Guarantor”) in favor of SILICON VALLEY BANK (“Lender”).
          Whereas, Guarantor executed and delivered to Lender an Unconditional Secured Guaranty dated as of June 26, 2008 (the “Guaranty”) with respect to the obligations of Financial Engines, Inc. and Financial Engines Reincorporation Sub, Inc. (together, “Borrowers”) under an Amended and Restated Loan and Security Agreement dated as of June 26, 2008 (the “Existing Loan Agreement”) by and among Borrowers and Lender; and
          Whereas, Borrowers and Lender are amending the Existing Loan Agreement pursuant to that certain Second Amended and Restated Loan and Security Agreement dated as of the date hereof (“Second Amended Loan Agreement”) to, among other things, provide a term loan of up to $10,000,000 and extend the Revolving Line Maturity Date to April 19, 2010 (undefined terms herein shall have the meanings provided in the Second Amended Loan Agreement).
          Now therefore, for valuable consideration, receipt of which is acknowledged, Guarantor hereby agrees as follows:
          1. Reaffirmation of Guaranty. Guarantor hereby ratifies and reaffirms its obligations under its Guaranty and agrees that none of the modifications to the Loan Agreement as set forth in the Second Amended Loan Agreement shall impair such Guarantor’s obligations under its Guaranty or Bank’s rights under its Guaranty.
          2. Continuing Effect and Absence of Defenses. Guarantor acknowledges that its Guaranty is still in full force and effect and that Guarantor has no defenses, other than actual payment of the guaranteed obligations, to enforcement of the Guaranty. Guarantor waives any and all defenses to enforcement of the Guaranty that might otherwise be available as a result of the amendment and restatement of the Existing Loan Agreement.

Financial Engines Advisors, L.L.C.
By:	/s/ Raymond J. Sims
Title: EVP + CFO